UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Avon Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 27, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders, which will be held at 10:00 A.M. on Thursday, May 7, 2009, at the Lila Acheson Wallace Auditorium, Asia Society and Museum, 725 Park Avenue at 70th Street, New York City.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We hope that you will be able to attend.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (Notice) by mail, you will not receive a printed copy of the proxy materials, unless you request one.

Whether or not you plan to attend the Annual Meeting, your vote is important. The Notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you received a paper copy of the proxy card, you may also sign, date and mail the proxy card in the envelope provided or vote by telephone.

On behalf of the Board of Directors and the management of Avon, I extend our appreciation for your continued support and interest in Avon.

Sincerely yours,

Andrea Jung Chairman of the Board and Chief Executive Officer

AVON PRODUCTS, INC.

1345 Avenue of the Americas

New York, NY 10105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2009 Annual Meeting of Shareholders of Avon Products, Inc. will be held at the Lila Acheson Wallace Auditorium, Asia Society and Museum, 725 Park Avenue at 70th Street, New York, New York on Thursday, May 7, 2009, at 10:00 A.M. for the following purposes:

(1)	To elect directors to one-year terms expiring in 2010;

(2)	To act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009;

(3)	If presented, to consider and vote on a shareholder proposal requesting the Board to publish a nanomaterial report to shareholders by November 1, 2009; and

(4)	To transact such other business as properly may come before the meeting.

The Board of Directors has fixed the close of business on March 18, 2009, as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Kim K. W. Rucker
Senior Vice President, General Counsel and Corporate Secretary

March 27, 2009

New York, New York

YOUR VOTE IS IMPORTANT.

YOU MAY VOTE BY THE INTERNET OR,

IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL,

YOU MAY ALSO VOTE BY MARKING, SIGNING AND RETURNING

THE PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED

OR VOTE BY TELEPHONE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2009.

Our Proxy Statement for the 2009 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended December 31, 2008 are available at www.edocumentview.com/avp

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Why am I receiving these materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Avon Products, Inc. (“Avon,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our Annual Meeting of Shareholders, which will take place on Thursday, May 7, 2009. As a shareholder, you are invited to attend the Annual Meeting and you are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting of Shareholders, which are described in this Proxy Statement. In addition, at the Annual Meeting, we will review our business and operations and respond to questions from shareholders.

As permitted by Securities and Exchange Commission rules, we are making this Proxy Statement, form of proxy and our Annual Report (collectively, the “proxy materials”) available to our shareholders electronically via the Internet on March 27, 2009. On the same date, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access our proxy materials and vote online. We mailed a copy of the proxy materials to participants in our Avon Personal Savings Account Plan and the Avon Puerto Rico Associates’ Savings Plan.

If you received the Notice by mail, you will not receive a printed copy of our proxy materials, unless you request one. The Notice contains instructions on how to access our proxy materials and vote online. If you received the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other record holder, you are considered the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other record holder on how to vote and you are also invited to attend the Annual Meeting. Your broker, bank or other record holder should have enclosed or provided voting instructions for you to use in directing the voting of your shares.

Who may attend the Annual Meeting?

Anyone who was a shareholder as of the close of business on March 18, 2009, may attend the Annual Meeting if you have an admission ticket or are pre-registered by the means set forth below and have photo identification. Anyone who arrives without an admission ticket or pre-registration will not be admitted to the Annual Meeting unless it can be verified that the individual was a shareholder as of March 18, 2009.

Shareholders of Record

•	If you received the Notice by mail, an admission ticket is attached to the Notice.

•	If you received your proxy materials by mail, an admission ticket is attached to your proxy card.

If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual Meeting.

Beneficial Owners

For beneficial owners holding shares in a bank or brokerage account, you can register to attend the meeting in advance by sending a written request, along with proof of ownership (such as a brokerage statement), to our Investor Relations Department, Avon Products, Inc., 1345 Avenue of the Americas, New York,

NY 10105, by mail or by fax to 212-282-6035. We must receive your request at least one week prior to the Annual Meeting to have time to process your request. If you register by this means, you will not be mailed a ticket.

What is the purpose of this Proxy Statement?

This Proxy Statement describes the matters proposed to be voted on at the Annual Meeting, including the election of directors, the ratification of the appointment of our independent registered public accounting firm, and, if presented, a proposal by shareholders, and this Proxy Statement also contains other required information.

Who is entitled to vote?

Only holders of record of our common stock at the close of business on March 18, 2009, are entitled to vote. There were approximately 433,167,962 shares of common stock outstanding on March 18, 2009. Shareholders are currently entitled to cast one vote per share on all matters.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

There are three ways to vote by proxy:

•	By Internet—You can vote over the Internet by following the instructions on the Notice or proxy card.

•	By Mail—If you received your proxy materials by mail, you can vote by filling out the accompanying proxy card and returning it in the return envelope that we have enclosed for you; or

•	By Telephone—You can vote by telephone by following the instructions on the proxy card.

If you received a proxy card in the mail but choose to vote by Internet, you do not need to return your proxy card.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors, the ratification of the appointment of our independent registered public accounting firm, and, if presented, a proposal by shareholders. We are not aware of any other matter that may be properly presented at the meeting. If any other matter is properly presented, the persons named as proxies on the proxy card will have discretion to vote in their best judgment.

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or via the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors as follows: for the election of directors and the ratification of the appointment of our independent registered public accounting firm, and against the shareholder proposal.

May I revoke or change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Secretary, by delivering a proxy bearing a later date (including by telephone or by Internet) or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder, or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific shareholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

What constitutes a quorum, permitting the meeting to conduct its business?

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum, permitting the meeting to conduct its business. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you do not give instructions to the bank, broker or other record holder holding your shares, it will not have discretionary voting power to vote your shares with respect to Proposal 3.

How many votes are needed to approve a Proposal?

Under New York law, corporate action taken at a shareholders’ meeting is generally based on the votes cast. “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. Therefore, abstentions and broker non-votes generally have no effect in determining whether a proposal is approved by shareholders. Under Proposal 1, each of the 11 nominees for director who receives at least a majority of the votes cast for such nominee will be elected. For purposes of Proposal 1, votes cast include votes to withhold authority but do not include abstentions with respect to that nominee’s election. The approvals of Proposals 2 and 3 require the affirmative vote of a majority of the votes cast at the Annual Meeting.

What if I am a participant in the Avon Personal Savings Account Plan or the Avon Puerto Rico Associates’ Savings Plan?

We are mailing our proxy materials to participants in the Avon Personal Savings Account Plan and the Avon Puerto Rico Associates’ Savings Plan. The trustees of the Plans, as record holders of the shares held in the Plans, will vote the shares allocated to your account under the Plans in accordance with your instructions. Unless your vote is received by 11:59 P.M. (New York time) on May 1, 2009 and unless you have specified your instructions, your shares cannot be voted by the trustees.

What is the deadline for voting my shares?

If you are a shareholder of record, received your proxy materials by mail and do not prefer to vote by telephone or Internet, you should complete and return the proxy card as soon as possible, but no later than the closing of the polls at the Annual Meeting. If you vote by telephone or the Internet, your vote must be received by 1:00 A.M. (New York time) on May 7, 2009. If you hold shares in the Avon Personal Savings Account Plan or the Avon Puerto Rico Associates’ Savings Plan, as indicated above, your voting instructions must be received by 11:59 P.M. (New York time) on May 1, 2009. If your shares are held in street name, you should return your voting instructions in accordance with the instructions provided by the bank, broker or other record holder who holds the shares on your behalf.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

How can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and to publish final results in our quarterly report on Form 10-Q for the second quarter of 2009.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at 11. The Board of Directors has nominated W. Don Cornwell, Edward T. Fogarty, V. Ann Hailey, Fred Hassan, Andrea Jung, Maria Elena Lagomasino, Ann S. Moore, Paul S. Pressler, Gary M. Rodkin, Paula Stern and Lawrence A. Weinbach for election as directors. All nominees are current members of our Board. Each nominee elected as a director will hold office until the next succeeding Annual Meeting or until his or her successor is elected and qualified.

All shares duly voted will be voted for the election of directors as specified by the shareholders. Unless otherwise specified, it is the intention of the persons named on the proxy card to vote FOR the election of all of the nominees, each of whom has consented to serve as a director if elected. We have no reason to believe that any of the nominees will be unable or decline to serve as a director.

Each of the eleven nominees for director who receives at least a majority of the votes cast for such nominee will be elected. Votes cast include votes to withhold authority but do not include abstentions with respect to that nominee’s election. At the 2007 Annual Meeting, our shareholders approved a proposal to amend our Restated Certificate of Incorporation and By-Laws in order to eliminate plurality voting in uncontested elections of directors and to require that a nominee for director in an uncontested election receive a majority of the votes cast with respect to such director’s election in order to be elected to the Board. Furthermore, our shareholders approved the elimination of cumulative voting. These amendments became effective as of May 3, 2007 and apply to all director elections following the 2007 Annual Meeting of Shareholders.

If a nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she is required to tender his or her resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee in accordance with the Company’s Corporate Governance Guidelines, as described under “Information Concerning The Board Of Directors—Board Policy Regarding Voting for Directors” on page 13.

Set forth below is certain information furnished to the Company by each nominee.

The Board of Directors recommends that you vote FOR the election as directors of the nominees listed below.

W. DON CORNWELL

Director since 2002                    Age: 61

Mr. Cornwell is Chairman and Chief Executive Officer of Granite Broadcasting Corporation, a group broadcasting company that owns and operates television stations across the U.S., which he founded in 1988. On December 11, 2006, Granite Broadcasting Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from its restructuring on June 4, 2007. Previously, Mr. Cornwell was Chief Operating Officer for the Corporate Finance Department at Goldman, Sachs & Co. from 1980 to 1988 and Vice President of the Investment Banking Division of Goldman, Sachs from 1976 to 1980. He is a director of Pfizer, Inc. He is also a director of the Wallace Foundation and is a trustee of Big Brothers Big Sisters of New York.

EDWARD T. FOGARTY

Director since 1995                    Age: 72

Mr. Fogarty was the Chairman, President and Chief Executive Officer of Tambrands, Inc., a major global consumer products company, from September 1996 to July 1997. Prior to assuming that position, Mr. Fogarty was President and Chief Executive Officer of Tambrands from May 1994 to September 1996. Previously, he was President-USA/Canada/Puerto Rico for the Colgate–Palmolive Company from 1989 to 1994. From 1983 to 1989, he was President, Worldwide Consumer Products, at Corning Inc.

V. ANN HAILEY

Director since 2008                    Age: 58

Ms. Hailey is the Chief Financial Officer of Gilt Groupe, Inc., an Internet retailer of discount luxury goods. Prior to assuming this position in January 2008, she was the Executive Vice President, Corporate Development of Limited Brands, Inc. from 2006 to 2007, and prior to that, its Executive Vice President and Chief Financial Officer from 1997 to 2006. She also served on the Limited Brands, Inc. Board of Directors from 2001 to 2006. Before joining Limited Brands, Inc. in 1997, Ms. Hailey held management positions at The Pillsbury Company, RJR Nabisco Holdings Inc. and PepsiCo, Inc. Ms. Hailey is a director of W.W. Grainger, Inc. and Realogy Corporation.

FRED HASSAN

Director since 1999                    Age: 63

Mr. Hassan is the Chairman and Chief Executive Officer of Schering-Plough Corporation, a research-based global pharmaceutical company. Prior to assuming this position in April 2003, Mr. Hassan had been Chairman and Chief Executive Officer of Pharmacia Corporation since February 2001. Prior to that time, he served as President and Chief Executive Officer of Pharmacia after its creation in March 2000 from the merger of Pharmacia & Upjohn, Inc. with Monsanto Company. Before that he served as President and CEO of Pharmacia & Upjohn since May 1997. Mr. Hassan previously held senior positions with Wyeth, including that of Executive Vice President and Board member. Mr. Hassan is a director of Schering-Plough Corporation.

ANDREA JUNG

Director since 1998                    Age: 50

Ms. Jung was elected Chairman of the Board of Directors and Chief Executive Officer of the Company effective September 2001, having previously served as Chief Executive Officer since November 1999. Ms. Jung has been a member of the Board of Directors since January 1998 and was President from January 1998 to January 2001 and Chief Operating Officer from July 1998 to November 1999. She was elected an Executive Vice President of the Company in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined the Company in January 1994 as President, Product Marketing for Avon U.S. Previously, she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of Apple Inc. and the General Electric Company. She is a member of the N.Y. Presbyterian Hospital Board of Trustees, a director of Catalyst and Chairman of the World Federation of Direct Selling Associations.

MARIA ELENA LAGOMASINO

Director since 2000                    Age: 60

Ms. Lagomasino is the Chief Executive Officer of GenSpring Family Offices, an affiliate of Sun Trust Banks Inc. Prior to assuming this position in November 2005, Ms. Lagomasino was Chairman and Chief Executive Officer of JP Morgan Private Bank, a division of JP Morgan Chase & Co. from September 2001 to March 2005. Prior to assuming this position, Ms. Lagomasino was Managing Director at The Chase Manhattan Bank in charge of its Global Private Banking Group. Ms. Lagomasino had been with Chase Manhattan since 1983 in various positions in private banking. Prior to 1983 she was a Vice President at Citibank. She has previously served as Trustee of the Synergos Institute. Currently, she is a Board member of the Coca-Cola Company and Lincoln Center Theater and a Trustee of the National Geographic Society.

ANN S. MOORE

Director since 1993                    Age: 58

Ms. Moore is Chairman and Chief Executive Officer of Time Inc. Prior to assuming this position in July 2002, Ms. Moore was Executive Vice President of Time Inc. since September 2001, where she had executive responsibilities for a portfolio of magazines including Time, People, InStyle, Teen People, People en Español and Real Simple. Ms. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she has held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and to publisher of People in 1991. She is also a director of the Wallace Foundation.

PAUL S. PRESSLER

Director since 2005                    Age: 52

Mr. Pressler was President and Chief Executive Officer of Gap, Inc. from September 2002 to January 2007. He also served on Gap, Inc.’s Board of Directors from October 2002 until January 2007. Prior to joining Gap, Inc., Mr. Pressler spent fifteen years with The Walt Disney Company where he was Chairman of the company’s Global Theme Park and Resorts Division. Mr. Pressler previously served as President of Disneyland, President of The Disney Stores and Senior Vice President of Consumer Products. Prior to Disney, he was Vice President of Marketing and Design for Kenner-Parker Toys. Mr. Pressler is a director of Overture Acquisition Corp. and OpenTable, Inc.

GARY M. RODKIN

Director since 2007                        Age: 56

Mr. Rodkin is the Chief Executive Officer of ConAgra Foods, Inc. Prior to assuming this position in October 2005, he was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America (consumer products and manufacturing) from 2002 to 2005. Mr. Rodkin also served as President and Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002, and President of Tropicana from 1995 to 1998. He held various management positions at General Mills from 1979 to 1995, including President of Yoplait Yogurt. He serves on the Boards of the Grocery Manufacturers of America and Boys Town.

PAULA STERN, Ph.D.

Director since 1997                    Age: 63

The Honorable Paula Stern is Chairwoman of The Stern Group, Inc., an international advisory firm in areas of business and government strategy established in 1988. She was Commissioner of the U.S. International Trade Commission from 1978 to 1987 and Chairwoman from 1984 to 1986. Dr. Stern is a director of Hasbro, Inc. and Rent-A-Center, Inc. She is Vice-Chair of the Atlantic Council of the United States and serves on the Board of Trustees of the Committee for Economic Development and on the Advisory Council of Columbia University School of Social Work. She is also a member of Council on Foreign Relations, Inter-American Dialogue, Bretton Woods Committee, and the High Level Advisory Group for the Global Subsidies Initiative of the International Institute for Sustainable Development.

LAWRENCE A. WEINBACH

Director since 1999                    Age: 69

Mr. Weinbach is a partner in Yankee Hill Capital Management LLC, a private equity firm. On January 31, 2006, he retired as Chairman of the Board of Unisys Corporation, a worldwide information services and technology company. Mr. Weinbach joined Unisys in September 1997 as Chairman, President and Chief Executive Officer. In January 2004, his title changed to Chairman and Chief Executive Officer and he held the position of Chairman from January 2005 until his retirement. He previously was Managing Partner–Chief Executive of Andersen Worldwide, a global professional services organization from 1989 to 1997 and had held various senior executive positions with Andersen for a number of years prior thereto. Mr. Weinbach is a director of Discover Financial Services and Chairman of Great Western Products Holdings LLC, a private company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Our Board of Directors held eleven meetings in 2008. The Board has the following regular standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance Committee. The charters of each Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics (which applies to the Company’s directors, officers and employees) are available on our investor website (www.avoninvestor.com) and in print to any shareholder upon request. Directors are expected to attend all meetings of the Board of Directors and the Board Committees on which they serve and to attend the Annual Meeting of Shareholders. No director attended less than 75% of the aggregate number of meetings of the Board and of each Board Committee on which he or she served. All directors attended the 2008 Annual Meeting. In addition to participation at Board and Committee meetings and the Annual Meeting of Shareholders, our directors discharge their duties throughout the year through communications with senior management.

The non-management directors meet in regularly scheduled executive sessions, as needed, without the management director or other members of management. On February 5, 2009, the Board appointed Fred Hassan as the lead director to preside at all executive sessions of the Board and will review this appointment periodically. In the absence of the lead director from any executive session, the non-management directors will choose from among themselves one director to preside at such executive session. A shareholder or other interested party who wishes to communicate with the Board, the non-management directors as a group, the lead director or any other individual director may do so by addressing the correspondence to that individual or group, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105. All correspondence addressed to a director will be forwarded to that director.

The Committee memberships listed below were effective as of December 31, 2008.

Audit Committee

Current Members	Messrs. Weinbach (Chair), Cornwell, Fogarty and Pressler, and Ms. Hailey

Number of Meetings in 2008	Ten (10)

Primary Responsibilities	We have a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Board has determined that Lawrence A. Weinbach, the Committee’s Chair, and V. Ann Hailey are both qualified to be “audit committee financial experts,” under the rules of the Securities and Exchange Commission and that both are independent as defined by the listing standards of the New York Stock Exchange. The Audit Committee assists the Board in fulfilling its responsibility to oversee the integrity of our financial statements, controls and disclosures, our compliance with legal and regulatory requirements, the qualifications and independence of our independent accountants and the performance of our internal audit function and independent accountants. The Committee has the authority to conduct any investigation appropriate to fulfilling its purpose and responsibilities. The responsibilities of the Committee are set forth in the Committee’s charter and include, among other things: reviewing major issues regarding accounting principles and financial statement presentations; reviewing with management and the independent accountants our annual audited and quarterly financial statements; discussing generally with management the types of information to be disclosed in earnings press releases; the appointment, compensation, retention and oversight of the independent accountants; approving all audit services and all permitted non-audit services; and reviewing with management and the independent accountants our disclosure controls and procedures and our internal controls. The Committee’s charter is available on our investor website (www.avoninvestor.com) and was most recently revised as of February 5, 2009 and is attached hereto as Annex A; any future revisions will be posted to the same location on our website. In addition, a separate report of the Audit Committee is set forth on page 53.

Compensation Committee

Current Members	Ms. Lagomasino (Chair), Ms. Moore, Messrs. Hassan and Rodkin

Number of Meetings in 2008	Seven (7)

Primary Responsibilities

The Compensation Committee is appointed by the Board to discharge the responsibilities of the Board relating to compensation of our executives. The responsibilities of the Compensation Committee are set forth in the Committee’s charter and include, among other things: reviewing and establishing our overall executive compensation and benefits philosophy; reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer, and, in consultation with the independent members of the Board, determining and approving the compensation of the Chief Executive Officer; determining and approving the compensation of all senior officers; approving grants of equity compensation awards under our stock plans; reviewing, approving and, as appropriate, recommending for independent director or shareholder approval all incentive compensation plans and equity-based plans; approving the adoption or amendment of certain employee benefit plans; and approving agreements with senior officers. The Committee is also charged with the responsibility of reviewing and discussing with management the Compensation Discussion and Analysis to be included in our proxy statement and, based on that review and discussion, determining whether to recommend to our Board of Directors inclusion of the Compensation Discussion and Analysis in the proxy statement.

The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting. In addition, the Committee may delegate certain other responsibilities, as described in the Committee charter. Also, as described on page 28 under “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Long-Term Incentives,” the Committee has delegated to Ms. Jung as a director the authority to approve annual and off-cycle stock option and stock-based grants to employees who are not senior officers. The full Committee, however, determines the aggregate amount, as well as the terms and conditions, of these annual and off-cycle grants. A description of the role of the compensation consultant engaged by the Committee, scope of authority of the Committee and the role of executive officers in determining executive compensation is set forth on pages 23 and 24 under “Compensation Discussion and Analysis—External Compensation Consulting Firm” and “Compensation Discussion and Analysis—The Role of the Committee and Management.” The Committee’s charter is also available on our investor website (www.avoninvestor.com) and was most recently revised as of February 5, 2009 and is attached hereto as Annex B; any future revisions will be posted to the same location on our website.

Nominating and Corporate Governance Committee

Current Members	Mr. Hassan (Chair), Ms. Lagomasino, Ms. Moore and Dr. Stern

Number of Meetings in 2008	Three (3)

Primary Responsibilities	The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; recommends to the Board the candidates for directorships to be filled by the Board and director nominees to be proposed for election at the Annual Meeting of Shareholders; develops and recommends to the Board a set of corporate governance principles applicable to the Company; monitors developments in corporate governance and makes recommendations to the Board regarding changes in governance policies and practices; reviews our management succession plans and oversees the evaluation of management; and oversees the evaluation of the Board, including conducting an annual evaluation of the performance of the Board and Board committees. The responsibilities of the Committee are set forth in the Committee’s charter and include, among other things: reviewing and recommending to the Board policies regarding the size and composition of the Board, qualifications and criteria for Board and committee membership, and the compensation of non-management directors. The Committee’s charter is available on our investor website (www.avoninvestor.com) and was most recently revised as of February 5, 2009 and is attached hereto as Annex C; any future revisions will be posted to the same location on our website.

Finance Committee

Current Members	Messrs. Pressler (Chair), Cornwell, Fogarty and Rodkin and Dr. Stern

Number of Meetings in 2008	Six (6)

Primary Responsibilities	The Finance Committee assists the Board in fulfilling its responsibilities to oversee our financial management, including oversight of our capital structure and financial strategies, investment strategies, banking relationships and funding of the employee benefit plans. The Committee is also responsible for the oversight of the deployment and management of our capital, including the oversight of certain key business initiatives. The responsibilities of the Committee are set forth in the Committee’s charter and include, among other things, reviewing with management on a timely basis significant financial matters of the Company, including matters relating to our capitalization, dividend policy and practices, credit ratings, cash flows, borrowing activities, debt management and investment of surplus funds. The Committee’s charter is available on our investor website (www.avoninvestor.com) and was most recently revised as of February 5, 2009 and is attached hereto as Annex D; any future revisions will be posted to the same location on our website.

Director Independence

The Board of Directors assesses the independence of its non-management members at least annually in accordance with the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the regulations of the Securities and Exchange Commission, as well as our Corporate Governance Guidelines available on our investor website (www.avoninvestor.com). As part of its assessment of the independence of the non-management directors, the Board determines whether or not any such director has a material relationship with Avon, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with Avon. In making this determination, the Board broadly considers all relevant facts and circumstances and will consider this issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. This consideration will include: (i) the nature of the relationship; (ii) the significance of the relationship to Avon, the other organization and the individual director; (iii) whether or not the relationship is solely a business relationship in the ordinary course of Avon’s and the other organization’s businesses and does not afford the director any special benefits; and (iv) any commercial, industrial, banking, consulting, legal, accounting, charitable, familial and other relationships; provided, that ownership of a significant amount of our stock is not, by itself, a bar to independence. In assessing the independence of directors and the materiality of any relationship with Avon and the other organization, the Board has determined that a relationship in the ordinary course of business involving the sale, purchase or leasing of property or services will not be deemed material if the amounts involved, on an annual basis, do not exceed the greater of (i) $1,000,000 or (ii) one percent (1%) of Avon’s revenues or one percent (1%) of the revenues of the other organization involved.

The Company, as is common for major global consumer products companies, regularly advertises through various media, including television and magazines. Some of these advertisements may appear from time to time in magazines owned by Time Inc., of which Ms. Moore is Chairman and Chief Executive Officer. In 2008, the aggregate cost of advertisements appearing in such magazines was not material to us nor was the associated revenue material to Time Inc.

Based on the materiality standard described above, none of the relationships between the Company and Ms. Moore, or any of the other non-management directors was material during 2008. The Board of Directors has concluded that each non-management director is independent.

Director Nomination Process & Shareholder Nominations

As noted above, the Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

The Committee’s process for considering all candidates for election as directors, including shareholder-recommended candidates, is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified and are not serving any special interest groups, but rather the best interest of all of the shareholders.

Our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee require that our directors possess the highest standards of personal and professional ethics, character and integrity and meet the standards set forth in our Corporate Governance Guidelines. In identifying candidates for membership on the Board, the Committee takes into account all factors it considers appropriate, consistent with criteria approved by the Board, which may include professional experience, knowledge, independence, diversity of backgrounds and the extent to which the candidate would fill a present or evolving need on the Board.

If there is a need for a new director because of an open position on the Board or because the Board has determined to increase the total number of directors, the Committee may retain a third-party search firm to locate candidates that meet the needs of the Board at that time. When a search firm is used, the firm typically provides information on a number of candidates for review and discussion by the Committee. If appropriate, the Committee chair and some or all of the members of the Committee may interview potential candidates. If in these circumstances the Committee determines that a potential candidate meets the needs of the Board, has the relevant qualifications, and meets the standards set forth in our Corporate Governance Guidelines, the Committee will vote to recommend to the Board the election of the candidate as a director. In connection with a third-party search firm candidate recommendation, the Committee reviewed the candidacy of, and the Board elected, V. Ann Hailey to the Board of Directors in December 2008. The Board has also nominated Ms. Hailey for election as director, as set forth on page 5 under “Proposal 1—Election of Directors.”

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders if properly submitted to the Committee in accordance with our Corporate Governance Guidelines. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board of Directors can do so by writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, New York 10105. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations, as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Committee will then consider the candidate and the candidate’s qualifications using the criteria as set forth above. The Committee may discuss with the shareholder making the nomination the reasons for making the nomination and the qualifications of the candidate. The Committee may then interview the candidate and may also use the services of a search firm to provide additional information about the candidate prior to making a recommendation to the Board.

In addition, shareholders of record may nominate candidates for election to the Board by following the procedures set forth in our By-Laws. Information regarding these procedures for nominations by shareholders will be provided upon request to our Corporate Secretary.

Board Policy Regarding Voting for Directors

Our Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes “withheld” than votes “for” his or her election in an uncontested election of directors will promptly tender his or her resignation to the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Corporate Governance Committee will consider any factors or other information that it considers appropriate or relevant. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation and publicly disclose (in a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The above is set forth in our Corporate Governance Guidelines, which are available on our investor website (www.avoninvestor.com).

Director Compensation

Information regarding director compensation is set forth on page 51 under “Director Compensation.”

Certain Legal Proceedings

In August 2005, a shareholder derivative complaint was filed in the United States District Court for the Southern District of New York, purportedly brought on behalf of Avon entitled Robert L. Garber, derivatively on behalf of Avon Products, Inc. v. Andrea Jung et al. as defendants, and Avon Products, Inc. as nominal defendant. An amended complaint was filed in this action in December 2005 in the United States District Court for the Southern District of New York (Master File Number 05-CV-06803) under the caption In re Avon Products, Inc. Securities Litigation naming certain of our officers and directors. The amended complaint alleges that defendants’ violations of state law, including breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment, between February 2004 and the present, have caused losses to Avon. In February 2006, we filed a motion to dismiss the amended complaint and the plaintiff opposed that motion. In February 2009, plaintiff Garber filed an unopposed motion for voluntary dismissal of the action, which the court granted by orders dated February 13, 2009 and March 16, 2009. On March 3, 2009, the magistrate judge assigned to this action recommended that the court deny defendants’ motion to dismiss on mootness grounds given the court’s February 13, 2009 order.

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation Committee, each of whom is listed under “Compensation Committee Report” on page 22, plus Mr. Pressler who served during a portion of 2008, has served as one of our officers or employees at any time. None of our executive officers served during 2008 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS

The executive officers of the Company as of the date hereof are listed below. Executive officers are generally designated by the Board of Directors at its first meeting following the Annual Meeting of Shareholders. Each executive officer holds office until the first meeting of the Board of Directors following the next Annual Meeting of Shareholders at which directors are elected, or until his or her successor is elected, except in the event of death, resignation, removal or the earlier termination of his or her term of office.

Name	Title	Age	Year Designated Executive Officer
Andrea Jung	Chairman and Chief Executive Officer	50	1997

Elizabeth Smith	President	45	2005

Charles W. Cramb	Vice Chairman, Chief Finance and Strategy Officer	62	2005

Charles M. Herington	Executive Vice President, Latin America	49	2006

Lucien Alziari	Senior Vice President, Human Resources	49	2004

Geralyn Breig	Senior Vice President and President, North America	46	2008

Bennett R. Gallina	Senior Vice President, Western Europe, Middle East & Africa; Asia Pacific and China	54	2006

John P. Higson	Senior Vice President, Central and Eastern Europe	50	2006

Kim K. W. Rucker	Senior Vice President, General Counsel and Corporate Secretary	42	2008

James C. Wei	Senior Vice President, Special Projects	51	2006

Simon N. R. Harford	Group Vice President and Corporate Controller	48	2008

Andrea Jung was elected as Avon’s Chairman of the Board of Directors and Chief Executive Officer effective September 2001, having previously served as Chief Executive Officer since November 1999. Ms. Jung has been a member of the Board of Directors since January 1998 and was President from January 1998 to January 2001 and Chief Operating Officer from July 1998 to November 1999. She was elected an Executive Vice President of Avon in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined Avon in January 1994 as President, Product Marketing for Avon U.S. Previously, she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of Apple Inc. and the General Electric Company. She is a member of the N.Y. Presbyterian Hospital Board of Trustees, a director of Catalyst and Chairman of the World Federation of Direct Selling Associations.

Elizabeth Smith has been Avon’s President since September 2007, and, prior to that, served as Avon’s Executive Vice President, President North America and Global Marketing from September 2005 to September 2007, as well as Avon’s Executive Vice President and Brand President from January 2005 to September 2005. Prior to joining Avon, she was with Kraft Foods Inc. as Group Vice President and President U.S. Beverages and Grocery Sectors from January 2004 to November 2004. Before that she was Group Vice President, Kraft Foods Inc. and President, U.S. Beverage, Desserts and Cereal from October 2002 to January 2004, and Executive Vice President and General Manager of the Beverage Division from September 2000 to October 2002. Prior to that, she was with Kraft Foods Inc. as Vice President, Beverage and Desserts Division, from February 2000 to September 2000, and Director of Strategy and New Business Development, Beverage and Desserts Division, from February 1999 to February 2000. Ms. Smith is a director of Staples, Inc.

Charles W. Cramb has been Avon’s Vice Chairman, Chief Finance and Strategy Officer since September 2007 and, prior to that, served as Executive Vice President, Finance and Technology, and Chief Financial Officer since joining Avon in November 2005. Prior to that, Mr. Cramb was Senior Vice President, Finance and Chief Financial Officer of The Gillette Company from 1997 to 2005. Previously, he was with The Gillette Company as Vice President and Corporate Controller from 1995 to 1997 and, prior to that, he held various positions within finance of ascending responsibility during his 35 years at the company. Mr. Cramb is a director of Idenix Pharmaceuticals, Inc. and Tenneco Inc.

Charles M. Herington has been Avon’s Executive Vice President, Latin America since March 2008 and, prior to that, Senior Vice President, Latin America since March 2006. Prior to joining Avon, Mr. Herington was President and Chief Executive Officer of America Online Latin America from 1999 to February 2006. On June 23, 2005, America Online Latin America filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining America Online Latin America, Mr. Herington served as President of Revlon Latin America. From 1990 to 1997, Mr. Herington held executive positions with PepsiCo Restaurants International, serving most recently from 1995 to 1997 as Division President of Kentucky Fried Chicken, Pizza Hut and Taco Bell of South America, Central America and the Caribbean. He also held several positions in management and marketing with Procter & Gamble in Canada, Puerto Rico and Mexico during the 10 years prior to his association with PepsiCo. Mr. Herington is a director of NII Holdings, Inc. (formerly Nextel International) and Molson-Coors.

Lucien Alziari joined Avon as Senior Vice President, Human Resources in September 2004. Prior to joining Avon, he was Chief Human Resources Officer for PepsiCo’s Corporate Division from 2003 to 2004. Prior to that, Mr. Alziari was Vice President, Staffing and Executive Development from 2000 to 2003, Vice President, Corporate Human Resources from 1998 to 2000, and Vice President, Human Resources for the Middle East, Pakistan and Africa from 1994 to 1997.

Geralyn Breig has been Avon’s Senior Vice President and President, North America since October 2008 and, prior to that, was the Senior Vice President and Global Brand President from December 2005 to September 2008. Prior to joining Avon, Ms. Breig was the President, Godiva International from 2002 to 2005. Prior to that, Ms. Breig was Vice President of Marketing for Pepperidge Farm, Inc. from 1999 to 2002. She joined Pepperidge Farm, a division of the Campbell Soup Company, in 1995 as VP Strategy. Previously, Ms. Breig held various positions in marketing of ascending responsibility at Kraft Foods Inc. from 1986 to 1995. Ms. Breig began her career in the Beauty Care Division of Procter & Gamble in 1984. She is a director of the Personal Care Products Council.

Bennett R. Gallina has been Avon’s Senior Vice President, Western Europe, Middle East & Africa; Asia Pacific and China since January 2009 and, prior to that, was Senior Vice President, Western Europe, Middle East & Africa and China from November 2005 to December 2008 as well as Senior Vice President and President, Asia Pacific from 2004 to 2005, Senior Vice President, Global Operations from 2000 to 2004, President of Avon Canada from 1998 to 2000 and other various positions in finance since joining Avon in 1977.

John P. Higson has been Avon’s Senior Vice President, Central and Eastern Europe since December 2005 and, prior to that, was Area Vice President, Central and Eastern Europe from 2002 to 2005 and, additionally during that period, was General Manager, Avon Poland from 2003 to 2005 and head of Global Sales Development from 1999 to 2002. Before that, he held various positions since joining Avon in 1985.

Kim K. W. Rucker has been Avon’s Senior Vice President and General Counsel since March 2008 and Corporate Secretary since February 2009. Prior to joining Avon, Ms. Rucker was the Senior Vice President,

Secretary and Chief Governance Officer of Energy Future Holdings Corp. (formerly TXU Corp.) from 2004 to 2008. Ms. Rucker was Counsel, Corporate Affairs at Kimberly-Clark Corporation from 2001 to 2004 and previously was a partner at the Chicago law firm of Sidley Austin LLP.

James C. Wei has been Avon’s Senior Vice President, Special Projects since January 2009 and, prior to that, was Senior Vice President, Asia Pacific from November 2005 to December 2008 as well as our Vice President, New Markets and Strategic Planning, Asia Pacific from 2004 to 2005 and Regional Vice President, Strategic Planning, Asia Pacific from 2003 to 2004. Before joining Avon in 2003, Mr. Wei was the Vice President and General Manager of Procter & Gamble Health and Beauty Care, GBU, Greater China from 1999 to 2003 and, before that, held various positions in general management and marketing with Procter & Gamble in his 19 years there. He is a director of Li Ning Company Limited.

Simon N. R. Harford has been Avon’s Group Vice President and Corporate Controller since August 2008. Before joining Avon, Mr. Harford was the Vice President and Controller of Eli Lilly and Company since May 2006. Prior to that, he had been Executive Director and Chief Financial Officer for Europe, Middle East and Africa since July 2004 and the Executive Director of Investor Relations from January 2003 to July 2004. Mr. Harford served in various other positions with Eli Lilly and Company since he joined the company in 1988.

OWNERSHIP OF SHARES

The following table sets forth certain information as of March 13, 2009 regarding the beneficial ownership of our common stock by each director and director nominee, each named executive officer (as defined in the introduction to the “Summary Compensation Table” on page 31), and all of our directors and executive officers as a group. The table also shows information for holders of more than five percent of the outstanding shares of common stock, as set forth in recent filings with the Securities and Exchange Commission. All shares shown in the table reflect sole voting and investment power except as otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Capital Research Global Investors (1)	44,776,510	10.5%
Capital World Investors (2)	43,490,600	10.2%
W. Don Cornwell (3) (4) (5) (7)	36,963	*
Charles W. Cramb (6) (7) (9)	291,111	*
Edward T. Fogarty (3) (4) (5) (7)	104,907	*
Bennett R. Gallina (6) (7) (9)	344,515	*
V. Ann Hailey	0	*
Fred Hassan (3) (4) (7) (8)	89,079	*
Charles M. Herington (6) (7) (9)	88,883	*
Andrea Jung (6) (7) (9)	3,579,356	*
Maria Elena Lagomasino (3) (4) (7)	60,419	*
Ann S. Moore (3) (4) (5) (7) (8)	90,223	*
Paul S. Pressler (3) (4) (7)	19,635	*
Gary M. Rodkin (3) (5) (7)	4,669	*
Elizabeth Smith (6) (7) (9)	295,276	*
Paula Stern (3) (4) (7)	31,999	*
Lawrence A. Weinbach (3) (4) (7)	54,079	*
All 21 directors and executive officers as a group (7) (10)	5,606,251	1.3%

*	Indicates less than 1% of the outstanding shares, inclusive of shares that may be acquired within 60 days of March 13, 2009 through the exercise of stock options.

(1)	In its Schedule 13G/A filed on January 9, 2009 with the Securities and Exchange Commission, Capital Research Global Investors, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and a division of Capital Research and Management Company (CRMC), reported the beneficial ownership of 44,776,510 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research Global Investors reported that it had sole voting power with respect to 17,750,610 shares, shared voting power with respect to no shares, sole dispositive power with respect to 44,776,510 shares and shared dispositive power with respect to no shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(2)	In its Schedule 13G/A filed on March 10, 2009 with the Securities and Exchange Commission, Capital World Investors, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and a division of Capital Research and Management Company (CRMC), reported the beneficial ownership of 43,490,600 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors reported that it had sole voting power with respect to 11,780,200 shares, shared voting power with respect to no shares, sole dispositive power with respect to 43,490,600 shares and shared dispositive power with respect to no shares. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(3)

Includes, for each indicated non-management director, restricted shares that have been granted in previous years as part of his or her annual retainer compensation, as follows: Mr. Cornwell, 9,563 shares; Mr. Fogarty, 15,999 shares; Mr. Hassan, 13,079 shares; Ms. Lagomasino, 10,819 shares; Ms. Moore, 15,999 shares; Mr. Pressler, 6,635 shares; Mr. Rodkin, 2,519 shares; Dr. Stern, 15,999 shares; and Mr. Weinbach, 13,079 shares. Also includes additional restricted shares granted to certain non-management directors upon the discontinuance in 1997 of the Directors’ Retirement Plan, as follows: Mr. Fogarty, 4,408 shares; and Ms. Moore, 9,624 shares. For all such restricted shares, the director has sole voting but no investment power.

(4)	Includes, for each indicated non-management director, shares which he or she has the right to acquire within 60 days of March 13, 2009 through the exercise of stock options, as follows: Mr. Cornwell, 27,000 shares; Mr. Fogarty, 56,000 shares; Mr. Hassan, 56,000 shares; Ms. Lagomasino, 44,000 shares; Ms. Moore, 56,000 shares; Mr. Pressler, 8,000 shares; Dr. Stern, 16,000 shares; and Mr. Weinbach, 40,000 shares.

(5)	Includes, as to Mr. Cornwell, 200 shares held in the name of a family member as to which he disclaims beneficial ownership. Includes, as to Mr. Fogarty, 28,500 shares held in the name of a family member. Includes, as to Ms. Moore, 400 shares held in the names of family members as to which she disclaims beneficial ownership. Includes, as to Mr. Rodkin, 250 shares held in the name of a family member.

(6)	Includes, for each named executive officer, shares which he or she has the right to acquire within 60 days of March 13, 2009 through the exercise of stock options, as follows: Mr. Cramb, 277,506 shares; Mr. Gallina, 333,392 shares; Mr. Herington, 83,054 shares; Ms. Jung, 3,257,461 shares; and Ms. Smith, 254,387 shares. Includes, for Ms. Jung, 84,862 shares pledged as security.

(7)	The table above excludes, for each director and named executive officer, as well as the directors and executive officers as a group, restricted stock units because restricted stock units do not afford the holder of such units voting or investment power. As of March 13, 2009, each director in the table above other than Ms. Hailey held 2,595 restricted stock units. As of March 13, 2009, Mr. Cramb held 133,991 restricted stock units, Mr. Gallina held 41,088 restricted stock units, Mr. Herington held 96,643 restricted stock units, Ms. Jung held 166,920 restricted stock units, Ms. Smith held 69,630 restricted stock units, and the directors and executive officers as a group held 685,262 restricted stock units. In addition, the table above excludes, for each named executive officer, and the directors and officers as a group, deferred stock units because deferred stock units do not afford the holder of such units voting or investment power. As of March 13, 2009, Mr. Gallina held 8,000 deferred stock units, Ms. Jung held 140,000 deferred stock units, Ms. Smith held 64,885 deferred stock units, and the directors and executive officers as a group held 236,885 deferred stock units.

(8)	Mr. Hassan shares voting and investment power with his spouse as to 20,000 of his shares. Ms. Moore shares voting and investment power with her spouse as to 8,200 of her shares.

(9)	Includes, for each named executive officer, shares held in the Avon Personal Savings Account Plan (401(k) Plan), as follows: Mr. Cramb, 5,605 shares; Mr. Gallina, 7,063 shares; Mr. Herington, 434 shares; Ms. Jung, 5,894 shares; and Ms. Smith, 3,547 shares. The trustee of the 401(k) Plan will vote the shares in accordance with the instructions provided to the trustee.

(10)	The table above provides beneficial ownership information as a group for all of our directors and executive officers as of March 13, 2009. Includes 600 shares as to which such directors and executive officers as a group disclaim beneficial ownership. Includes 28,200 shares as to which beneficial ownership was shared with others and 5,011,723 shares which such directors and executive officers as a group have a right to acquire within 60 days of March 13, 2009 through the exercise of stock options. Includes 24,829 shares held by executive officers in the 401(k) Plan as to which the trustee of the 401(k) Plan will vote in accordance with the instructions provided to the trustee.

TRANSACTIONS WITH RELATED PERSONS

We have policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Securities Exchange Act of 1934.

Our Code of Business Conduct and Ethics, which is available on our investor website (www.avoninvestor.com), prohibits all conflicts of interest. Under the Code, conflicts of interest occur when personal, private or family interests interfere in any way, or even appear to interfere, with the interests of the Company.

Our compliance committee, which was established by the Board of Directors and includes members of senior management, initially reviews all actual or apparent conflicts of interest, or potential conflicts of interest, under the Code. Under the written charter of the committee, any conflicts of interest that are deemed related person transactions must be forwarded, with a recommendation of how to proceed, to the Board of Directors for review, approval or ratification of the transaction. The Board of Directors shall consider any such related person transactions, including the recommendation from the compliance committee, in a manner that best serves the interests of the Company and the interests of our shareholders. Any approval or ratification of a related person transaction that requires a waiver of the Code by the Board of Directors shall be disclosed as required.

We have multiple processes for reporting conflicts of interests, including related person transactions, to the compliance committee. Under the Code, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to the compliance committee. We also annually distribute a questionnaire to our executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Code. In addition, our global internal audit function has processes in place, under its written procedure policies, to identify potential conflicts of interest and report them to the compliance committee. One process is its periodic survey of employees, including executive officers, which asks specific questions regarding potential conflicts of interest under the Code, and requires certification of compliance with the Code. The global internal audit function also periodically surveys our global finance function, including accounts payable, for any amounts paid to any of our directors, executive officers or 5% shareholders, and certain of such persons’ affiliates.

We also have other policies and procedures to prevent conflicts of interest, including related person transactions. For example, our Corporate Governance Guidelines, which are available on our investor website (www.avoninvestor.com), require that the Board of Directors assess the independence of its non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described under “Information Concerning the Board of Directors—Director Independence” on page 12. In addition, we maintain a number of controls and procedures, including a written global policy, for the proper review and approval of contracts and other financial commitments. There have been no related person transactions required to be reported since the beginning of 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 regarding our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	29,836,476	(2)	$34.85	(2)	19,703,583	(3)
Equity compensation plans not approved by security holders	0		N/A		0
Total	29,836,476		$34.85		19,703,583

(1)	These plans are the 1993 Stock Incentive Plan, the 2000 Stock Incentive Plan and the 2005 Stock Incentive Plan.

(2)	Excludes stock appreciation rights (SARs) of which 143,954 were outstanding as of December 31, 2008. Column (b) represents the weighted average exercise price of outstanding options; outstanding restricted stock units (RSUs) are not included in column (b) as RSUs do not have an exercise price.

(3)	As of December 31, 2008, 17,291,823 shares remained available for issuance under the 2005 Stock Incentive Plan, which permits grants of stock options, shares of restricted stock, restricted stock units, performance and other stock units, and SARs. Of the 17,291,823 shares, 4,507,244 shares remained available for awards of stock and stock units as of December 31, 2008. Although 1,327,592 and 1,084,168 shares remain available for issuance under the 2000 Stock Incentive Plan and 1993 Stock Incentive Plan, respectively, no additional stock options or other stock awards will be granted under those plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and greater than 10% shareholders to file certain reports with respect to beneficial ownership of our equity securities. Based solely on a review of copies of reports furnished to us, or written representations that no reports were required, we believe that during 2008 all Section 16 reports that were required to be filed were filed on a timely basis, except that a Form 4 reporting grants of performance-based and time-based stock options was filed two days late for Ms. Jung.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2008. Based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008.

Members of the Compensation Committee

Maria Elena Lagomasino, Chair

Fred Hassan

Ann S. Moore

Gary M. Rodkin

March 5, 2009

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain, motivate and reward the key talent responsible for our long-term success, to reward executives for achieving both financial and strategic company goals and to support our overall business strategy. The guiding principles used in the design of the program are:

•

Target total compensation levels must be competitive with the compensation practices of other leading beauty and consumer products companies and actual compensation levels commensurate with relative shareholder returns and financial performance.

•

Overall executive compensation levels (base salary and annual and long-term incentive compensation) are targeted at the median of the market. Compensation levels for sustained top performers, typically including our named executive officers, are targeted at the 75th percentile of the market. Consistent with this philosophy, the total targeted 2008 salary and annual and long-term incentive compensation for the named executive officers was, on average, between the median and the 75th percentile of the market.

•	Compensation is “pay-for-performance” such that individual compensation awards are tied to company, business unit and individual performance.

•

Compensation programs must be designed to balance short-term and long-term financial and strategic objectives that reward both team and overall company performance on an annual basis as well as reward for building shareholder value over a multi-year period.

External Compensation Consulting Firm

The Compensation Committee has engaged an external executive compensation consulting firm, Semler Brossy Consulting Group, LLC, to advise it on executive compensation issues for Senior Officers, including, but not limited to, our overall executive compensation strategy, annual adjustments to pay levels, incentive plan design, equity awards, executive retirement and other benefit programs, and employment contracts. Senior Officers include all named executive officers as well as other officers at or above the level of Senior Vice President and, for 2008, an additional officer covered by Rule 16a-1(f) under the Securities Exchange Act of 1934. Semler Brossy reports to the Committee and consults directly with the Chair and typically attends all Committee meetings, including executive sessions without any members of management present. The Committee has the sole authority to continue or terminate its relationship with Semler Brossy.

The Committee has amended its charter to require that any compensation consultant retained by the Committee shall be independent, and such independence shall be reviewed on at least an annual basis. A compensation consultant will not be considered independent if the consulting firm provides significant services to the Company apart from work performed for the Committee. Services are considered significant if they are worth in excess of $50,000 (or, if lesser, 1% of the consulting firm’s gross revenues for the most recent fiscal year), and under no circumstances shall the amount of payments to a consultant be larger for management services than for Committee services. The Committee has determined that Semler Brossy is independent.

Prior to Semler Brossy’s engagement in October 2008, Mercer HR Consulting had served as the Committee’s consulting firm on executive compensation. Thus, the Committee consulted with Mercer regarding 2008 salary and annual incentive and cash and equity long-term incentive awards and performance measures. Although Mercer no longer serves as the consultant to the Committee, it continues to provide general compensation consulting advice and services to us on matters other than Senior Officer compensation, including working with us throughout the world on various compensation and benefits issues. Mercer personnel previously involved in compensation matters for the Committee did not participate in any other services provided by Mercer to us.

The Role of the Committee and Management

The Compensation Committee approves all compensation decisions which affect our Senior Officers. The Committee works closely with our senior human resource executives and its compensation consultant to, among other things, review competitive practices and pay ranges that impact the Senior Officer group and adjust compensation as appropriate; to review and make changes to compensation and benefits plans and agreements for executives, as appropriate; and to review policies and procedures including those related to equity awards, perquisites as well as general compensation and benefits philosophy. For each Senior Officer, the Committee also reviews retirement and savings accounts and deferred compensation account balances as part of its annual total compensation review.

In addition, the CEO makes individual compensation recommendations for Senior Officers, including the named executive officers, to the Committee for its review and approval, after considering market data and relative internal contributions. These individual compensation recommendations include merit increases, annual incentive and long-term incentive awards and composition of such awards, and other compensation awards as they may arise.

The Committee also consults with the independent members of the Board of Directors in establishing performance objectives for the CEO each year. The attainment of these performance objectives is then evaluated by the Committee, in consultation with the independent members of the Board of Directors, in part to determine the CEO’s annual incentive compensation payout.

The Committee at all times has direct access to any of our officers or employees. Executives do not recommend or determine any element of their own compensation packages.

Annual Executive Compensation Review

Compensation levels and practices for the CEO, the Vice Chairman, Chief Finance & Strategy Officer (CFO), and the President are assessed each year primarily against a peer group of 12 beauty and consumer goods companies. This group of peer companies was selected based on the fact that we compete with these organizations for employees, customers and shareholders. These companies are comparable to Avon in terms of their consumer products orientation, size and global scale. This group differs from the Industry Composite Group included in the Stock Performance Graph in our annual report on Form 10-K, as the Compensation Committee believes that these peers better represent the market with which we compete for executive talent. Our compensation peer group for 2008 remained the same as for 2007 and was comprised of: Campbell Soup, Clorox, Colgate-Palmolive, Estee Lauder, General Mills, H.J. Heinz, Hershey Foods, Kellogg, Kimberly-Clark, Procter & Gamble, Revlon and Sara Lee.

Although there is typically sufficient data available from peer group information for the CEO, CFO and President positions, there is typically insufficient data available solely from the peer group of 12 companies for the other named executive officer positions. For this reason we used a broader group in 2008 to obtain data for the other named executive officers. The broader group consisted of 22 companies from Mercer’s Consumer Goods Industry Composite. In addition to the 12 companies contained in our peer group, the following 10 additional companies were included in the Composite: Anheuser Busch, Chiquita Brands, ConAgra Foods, Energizer, Mattel, Miller Brewing Company, Reckitt Benckiser, Reynolds American, U.S. Foodservice, and Wrigley. Median revenues for this group was $10.6 billion.

We also use data from this group of 22 companies for the CEO, the CFO and the President when a sufficient amount of comparative data is not available from the peer group data for which the Committee is seeking relevant information. When we refer to “market,” we mean the peer group of 12 companies where available data exists, and otherwise Mercer’s Consumer Goods Industry Composite.

Although we typically do not target each element of compensation to be at a specific competitive level, we target total compensation at the median of the market but at the 75th percentile of the market for sustained top performers. Consistent with this philosophy, the actual total 2007 salary and annual and long term incentive compensation (which is the latest data available) for the named executive officers for whom we have market data was, on average, between the median and the 75th percentile of the market. In addition, we provide a competitive benefits and perquisites program as outlined below.

A goal of the Committee is to provide total compensation packages that are competitive with prevailing practices within our peer group and market. The use of comparisons against the peer group and market is only one of the elements in the Committee’s determination process, as the Committee retains flexibility within the compensation program in order to respond to and adjust for specific circumstances, personal achievement and the evolving business environment.

Elements of Compensation

Our executive compensation program is composed of the following elements:

•	Base salary is paid to the named executive officers to compensate them for their contributions based on job responsibilities and individual performance and in order to retain them in our employ;

•

Annual incentive compensation awards are made to the named executive officers to motivate and reward them for meeting or exceeding our annual financial goals and their personal contributions towards such goals during the year;

•

Long-term incentive compensation awards are designed to encourage long-term focus and reward increases in shareholder returns while encouraging executives to remain in our employ. Awards for the named executive officers for 2008 included stock options as well as the commencement of a three-year long-term incentive cash plan as described below under “Long-Term Incentive Compensation—Long-Term Cash Plan”;

•

Retirement benefits, including tax qualified and supplemental defined benefit plans, the 401(k) plan and nonqualified deferred compensation arrangements, support our objectives to attract and retain and motivate key talent; and

•	Other benefits and perquisites generally include a supplemental life insurance benefit, welfare plans and perquisites.

We target a pay mix for our named executive officers which is market competitive. For our named executive officers other than the CEO, the targeted pay mix is approximately 20-25% in base salary, 20-25% in annual incentive and 55% in long-term incentives, on average. For the CEO, we target a pay mix of approximately 15% in base salary, 20% in annual incentive and 65% in long-term incentives, as we believe this mix is competitive and the Committee believes it is important for the CEO, as the officer setting the long-term strategic vision of the Company, to have the greatest percentage of total compensation linked to the long-term success of the Company.

The Committee applies the same compensation philosophies and guiding principles when determining total compensation for all named executive officers, including Ms. Jung. The total compensation level for Ms. Jung differs from the other named executive officers for several reasons: (i) as CEO, Ms. Jung has ultimate management responsibility and the key company leadership role and has greater decision making authority and responsibility than the other named executive officers; (ii) the CEO has the primary responsibility of carrying out the strategic plans and policies and is the officer with ultimate accountability; and (iii) it is customary and consistent with the market for CEOs to be compensated at a multiple of the compensation of other named executive officers.

Base Salary

Annual salary increases, normally effective around April 1, are based on our overall salary increase budget, individual performance and market comparison. Ms. Jung’s base salary has not been increased since March 2004. Mr. Cramb and Ms. Smith also did not receive salary increases during 2008 because we believed that their base pay levels, like Ms. Jung’s, were appropriately aligned with the market. Mr. Herington received an 18% salary increase in conjunction with his promotion to Executive Vice President, and Mr. Gallina received a 6% salary increase in order to keep his pay appropriately positioned against market. Avon’s named executive officers will not receive annual merit-based salary increases in 2009.

Annual Incentive Compensation

Under the annual incentive program of our Executive Incentive Plan, the Compensation Committee establishes at the beginning of the year performance goals which, if met, allow for the funding of a maximum bonus opportunity of 200% of the target award. This program is designed to comply with Section 162(m) of the Internal Revenue Code so that we can take a tax deduction for executive compensation paid to certain officers earning in excess of $1 million. Each of our named executive officers participated in this annual incentive program for 2008. The target awards for each of the named executive officers for 2008 were as follows: 175% of salary for Ms. Jung; 100% of salary for Mr. Cramb and Ms. Smith; 80% of salary for Mr. Herington; and 65% of salary for Mr. Gallina.

Funding. For 2008, the Committee established a global operating profit target of $1.136 billion that must be met in order for the bonus opportunity to be funded at 200% of the target award. Under the terms of the program approved by the Compensation Committee, the target excludes the impact of currency fluctuations, restructuring costs, and certain pension expenses or contributions. As our actual 2008 global operating profit, as calculated under these terms, exceeded the target, funding of up to 200% of the target awards was authorized for our named executive officers. (See “Individual Payouts” below for more detail.)

Individual Payouts. Under Section 162(m), the Committee is permitted to adjust the awards downward, and for 2008, the Committee determined to pay awards in a reduced amount for each named executive officer. In making a determination of the actual amount of the payouts, the Committee started its analysis with a potential payout of 100% of the target award and then reviewed whether to adjust this amount upward or downward based on the achievement of revenue and operating margin goals and also based on individual contributions of each named executive officer (but in no case more than the authorized percentage set forth above under “Funding”). The ultimate payout was based on the following:

	Global Revenue	Global Operating Margin	Regional Revenue	Regional Operating Margin	Individual Contribution
Ms. Jung, Mr. Cramb and Ms. Smith	35%	35%	—	—	30%
Messrs. Herington and Gallina	15%	15%	20%	20%	30%

As shown in the above table, 70% of the actual payout for each named executive officer was based on our financial results. For payout purposes for the global financial component, the Committee considered the following global revenue and operating margin goals and payout levels:

	30% of Target	100% of Target	200% of Target
	($ in billions)
Revenue	$9.863	$10.617	$10.936
Operating Margin	11.6%	13.7%	14.1%

The Company was required to meet or exceed its 2007 operating profit results (excluding the impact of restructuring charges) before any payment would be made under the annual incentive program. As a result, threshold operating profit of $1.136 billion for 2008 was required for any payment under the annual incentive program. In 2008, for purposes of payout, the revenue targets above exclude the impact of currency fluctuations. On this basis, global revenue of $10.379 billion and global operating margin of 12.5% were achieved.

The measures of global revenue and operating margin were selected in order to encourage and reward executives for profitable growth. Operating profit was selected as a funding mechanism in order to ensure an appropriate level of cash was generated before management bonuses were paid.

The remaining 30% of the actual payout for each named executive officer was based on the Committee’s subjective assessment of the performance of each named executive officer in fulfilling his or her role and responsibilities in light of our strategic objectives. The Committee also considered the CEO’s recommendation regarding the other named executive officers as part of this assessment.

The Committee established this 70/30 split to strike an appropriate balance between aligning the executive’s incentives with our overall corporate objectives and with individual accountability for each executive’s personal contributions. Based on the achievement of the financial results described above (and Latin America regional results for Mr. Herington and a combination of the China and Western Europe, Middle East & Africa regional results for Mr. Gallina) and the Committee’s subjective assessment described above, the Committee approved payments for the named executive officers that ranged from 70% to 108% of their target amounts. The payouts are quantified in the Summary Compensation Table. We do not disclose the regional targets for Mr. Herington and Mr. Gallina as we believe that such disclosure would result in competitive harm. Based on our experience in the regions and the pay-for-performance history under the annual incentive program, we believe that these targets were set sufficiently high to provide incentive to achieve a high level of performance. Over the past five years, the payout tied to regional revenue and operating profit for Latin America has ranged between 57% and 136% of the participant’s target award opportunity with an average approximate payout of 78%. Over the past five years, the payout tied to regional revenue and operating profit for China has ranged between 0% and 155%, with an average approximate payout of 96%. Beginning in 2006, the Company began reporting Western Europe, Middle East & Africa as a separate segment. Over the past two years, the payout tied to regional revenue and operating profit for Western Europe, Middle East & Africa averaged 125%, reflecting strong financial performance in the region over this time period.

Long-Term Incentive Compensation

In late 2007, as the prior cash-based long-term incentive program, the “Turnaround Incentive Plan,” was coming to a close, the Committee reevaluated the entire long-term incentive program for executives. When reviewing the appropriate mix of long-term incentives, the Committee reaffirmed its desire to maintain annual grants of long-term incentives for the named executive officers which are 100% performance based. The Committee also believed it was important to grant the majority of the annual long-term incentive award in stock options in order to enhance the alignment of the interests of the named executive officers with that of shareholders. As a result, the annual long-term incentive grant for named executive officers is generally comprised of 60% stock options and 40% cash opportunity under a new 2008 – 2010 long-term cash plan. The 2008-2010 cash plan is designed to encourage and reward executives for meeting the business objectives associated with the next phase of our strategic plan, sustainable profitable growth. The Committee chose economic profit (as defined under “Long-Term Cash Plan” below) as the key performance measure in the plan, as the Committee believes it is reflective of shareholder value creation and encourages and rewards management for profitability as well as efficient capital management. See “Long-Term Cash Plan” below for more detail.

When determining stock option award sizes for each named executive officer, the Committee considers the grantee’s individual performance and potential individual contribution to our growth and development. Opportunities under the long-term cash incentive plan, denoted as a percentage of salary, are fixed by pay grade level.

In addition, from time to time, certain of the named executive officers who are sustained top performers may receive a special grant of equity as additional incentive to remain in our employ. These grants generally are provided in the form of restricted stock units that only vest after a period of continued service in order to encourage retention. In 2008, Mr. Gallina received a grant of 20,000 time-based restricted stock units which vests 100% after two years of service.

On March 5, 2008, the Committee approved a special grant of stock options to the CEO to purchase 1,200,000 shares of our common stock. In order to encourage her retention and condition part of the grant on a significant increase in shareholder value, the stock options vest 50% on the third anniversary of the grant date, and the remaining 50% vest thereafter only if and when the closing price of our common stock is $50 per share for 30 consecutive days between March 5, 2011 and March 5, 2018.

Equity-Based Long-Term Incentives

As previously described, during 2008, the Compensation Committee granted stock options to each of the named executive officers as part of our annual equity award program. The 2008 grant of stock options represents the following target percentage of salary for each of the named executive officers: Ms. Jung, 300%; Mr. Cramb, 160%; Ms. Smith, 180%; Mr. Herington, 150%; and Mr. Gallina, 140%.

In past years, we have historically used primarily stock options under our annual equity award program, and in certain years, we also used restricted stock, time-based restricted stock units and performance-based restricted stock units (PRSUs). For instance, in order to incentivize the CEO to achieve the goals of our turnaround plan and to place a significant portion of her compensation at risk based on company performance, the CEO was awarded 90,604 PRSUs as part of the 2006 annual equity award program. These PRSUs will vest and settle in March 2009 because the cumulative revenue goal of $26.560 billion and the cumulative operating profit goal of $2.866 billion, over the three-year performance period, were achieved (both, as adjusted, for currency fluctuations).

It is the policy of the Committee to approve annual equity grants to Senior Officers at its regularly pre-scheduled meeting in March of each year, as well as off-cycle equity grants that may be made to Senior Officers from time to time (for example, to new hires or for promotions). In the case of employees who are not Senior Officers, the Committee establishes the aggregate number of shares that may be subject to annual and off-cycle equity grants and the terms and conditions of such awards, but has delegated to Ms. Jung as a director the authority to determine the grantees of the awards and the number of shares subject to each award. These grants are made on pre-established dates established by the Committee. We do not time the release of non-public information for the purpose of affecting the value of equity awards.

Long-Term Cash Plan

In the first quarter of 2008, the Compensation Committee approved the 2008-2010 long-term incentive program under our Executive Incentive Plan, which was designed to focus key executives on sustainable, profitable growth over the performance period from January 1, 2008 through December 31, 2010. This program is designed to comply with Section 162(m) of the Internal Revenue Code so that we can take a tax deduction for executive compensation paid to certain officers earning in excess of $1 million. The Committee designated key executives as participants, including the named executive officers. The Committee also approved a cumulative economic profit goal over the 2008 to 2010 period (as adjusted for currency fluctuations, certain pension expenses and contributions, and restructuring costs). Economic profit is operating profit minus the product of a capital charge and capital employed. Capital employed means net fixed assets plus accounts receivable plus inventory. If this goal is met, the program provides for funding of a maximum bonus opportunity of 200% of the target award. If the goal is not met, no award is payable. The Committee established target awards for the named executive officers as a percentage of average annual earned base salary over the three-year performance period, as follows: 600% for Ms. Jung; 300% for Mr. Cramb; 300% for Ms. Smith; 270% for Mr. Herington; and 240% for Mr. Gallina. The Committee has the discretion to reduce, but not increase, the amount of a participant’s bonus under the program.

Retirement Benefits

The retirement benefits for our named executive officers are designed to provide benefits upon retirement or termination.

Pension Plans. The Avon Products, Inc. Personal Retirement Account Plan (PRA), a defined benefit pension plan that is qualified under the Internal Revenue Code, is generally available to all employees after one year of service. In addition, we maintain a supplemental retirement plan, which allows those employees whose compensation exceeds limits established by the Internal Revenue Code for covered compensation and benefit levels to receive the same benefits they would have earned under the PRA but for these limitations. We provide these benefits to our named executive officers other than Ms. Jung under the Benefit Restoration Pension Plan of Avon Products, Inc. (BRP), a nonqualified defined benefit plan. We believe that plan participants should be entitled to the retirement benefits provided by the plan formula notwithstanding Internal Revenue Code limitations, and we have found that these types of supplemental plans are common in our peer group and market. Ms. Jung is covered under another nonqualified defined benefit plan, the Supplemental Executive Retirement Plan of Avon Products, Inc. (SERP), which provides retirement benefits in excess of those which would be provided under the BRP. The SERP, which is closed to new participants, was established in 1982 to provide additional retirement benefits for certain senior high-performing officers. Coverage under the SERP is required by the terms of Ms. Jung’s employment agreement. We believe that these plans assist us in attracting and retaining key executive talent.

The amount of an employee’s compensation and the number of years of service are integral components in determining the retirement benefits provided under our plans, and thus an employee’s performance and service over time will influence the level of his or her retirement benefits. Amounts earned under our long-term incentive compensation program such as gains from stock option or other equity grants or long-term cash plans are not credited in the determination of these retirement benefits.

401(k) Plan. We also maintain a 401(k) plan that is qualified under the Internal Revenue Code, under which employees can defer a portion of their compensation. During 2008, we made matching contributions to our employees, including each of our named executive officers, up to a maximum of 4.5% of compensation. We permit certain employees, including our named executive officers, to defer contributions that are in excess of limits imposed by the Internal Revenue Code under the 401(k) plan to the Avon Products, Inc. Deferred Compensation Plan (DCP), which is described below. We provide the same matching contributions under the DCP that would have been made to the 401(k) plan had participant contributions in excess of Internal Revenue Code limits been permitted. We permit such excess deferrals and provide matching contributions because we believe that employees should be entitled to benefits similar to those provided by our 401(k) plan formula notwithstanding limits imposed by the Internal Revenue Code.

Deferred Compensation Plan (DCP). In 2008, all of our named executive officers were eligible to participate in the DCP. We believe that, by offering an alternative savings opportunity, the DCP supports our objectives to attract, retain and motivate key talent. In addition to their 401(k) contributions, participants in the DCP may also defer part of their salary, awards under annual incentive and long-term cash incentive programs, and awarded restricted stock units. We permit certain employees to defer compensation in excess of Internal Revenue Code limits to the DCP and we contribute an amount equal to the match we would have made to the
401(k) plan if such participant contributions had been permitted. Amounts deferred under the DCP are deemed to be invested, at the election of the participant, in hypothetical investments of a fixed interest rate fund, an S&P 500 index fund or the Avon Stock Fund. We retain use of the amounts deferred until payout, but on the payout date distribute to the participant the amount deferred as increased or decreased by the deemed investment return.

For a further description of these arrangements, please refer to “Pension Benefits” beginning on page 38 and “Nonqualified Deferred Compensation” beginning on page 42.

Other Benefits and Perquisites

Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, including health, dental, life insurance, vision, and disability plans. In addition, we also provide a supplemental life insurance benefit for certain Senior Officers, including the named executive officers.

As part of our overall compensation program, we provide some perquisites to executives that are not available to employees generally. The perquisites for the named executive officers are described in Footnote 5 to the “Summary Compensation Table” beginning on page 32 and are generally limited to the provision of financial planning and tax preparation services, transportation allowance, personal automobile and excess liability insurance, home security systems and services, and executive health exams. From time to time, we also provide certain executives, including our named executive officers, with complimentary Avon products, such as samples of new product launches. In addition, during 2008, pursuant to our expatriate policy and the terms of Mr. Gallina’s expatriate agreement, Mr. Gallina received certain expatriate benefits in connection with his assignment in the United Kingdom, which are described in Footnotes 5 and 6 to the “Summary Compensation Table” on page 33.

We believe that continuing these perquisites is consistent with our overall objectives of assisting us in attracting and retaining key executive talent.

Post-Termination Payments

We have individual agreements with Ms. Jung, Ms. Smith and Messrs. Cramb and Herington, which provide for payments and other severance benefits upon termination of employment under certain circumstances. These agreements were based on competitive practice at the time we entered into them and served as an inducement for these executives to join our employ. The agreements for Ms. Smith and Messrs. Cramb and Herington provide substantially similar post-termination benefits. The termination benefits for Ms. Jung are higher in order to keep her benefits competitive with other CEOs. For a further description of our post-termination payments, please refer to “Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page 44.

Generally, the change of control provisions, where they exist, have been included in order to help ensure that, if a question of a change of control occurs, the members of senior management can act in the best interests of all the shareholders without concern for the uncertainty and without the distraction that would result from the obvious effects a change of control could have on their personal situations. See “Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page 44 for additional information.

We have designed the individual post-termination benefits based on competitive practice, with the objective of attracting and retaining senior level executives during a time of uncertainty. We periodically review the level of post-termination benefits that we offer and believe that it continues to be competitive and necessary for the attraction and retention of superior executive talent.

Impact of Tax Treatment

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to each of our most highly paid executive officers. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. For example, annual or long-term incentive awards granted under our shareholder-approved Executive Incentive Plan may constitute performance-based compensation not subject to the Section 162(m) limit. In addition, our stock options are also exempt from the Section 162(m) limit. Although the Compensation Committee gives great weight to whether or not a compensation program would be subject to the Section 162(m) limit, in order to maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the

Committee has not adopted a policy that all compensation must be tax deductible. For example, the Committee in past years has approved the use of restricted stock units, including PRSUs, even though payments under these awards would not be exempt from Section 162(m), in order to focus executives on long-term goals and aid retention over the long term.

Executive Stock Ownership Guidelines

To further support our goal of achieving a strong link between shareholder and executive interests, we maintain stock ownership guidelines for our senior executives to underscore and encourage executive share ownership. Senior executives are required to own Avon stock equal to one to five times their base salary, with ownership targets increasing with the level of responsibility. Ownership requirements for our named executive officers are five times base salary for our CEO and three times base salary for the others. Executives are allowed five years to achieve their ownership targets. Stock options are not counted for purposes of meeting the ownership guidelines. All named executive officers were in compliance with the guidelines in 2008.

Summary Compensation Table

The following table discloses compensation of our CEO, CFO, and the three officers who were the other most highly compensated executive officers during 2008 (together, these persons are sometimes referred to as the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Andrea Jung Chairman & Chief Executive Officer	2008 2007 2006	1,375,000 1,375,000 1,375,000			(556,454 3,727,410 4,236,741)	6,221,875 3,023,340 3,971,599	1,689,428 4,317,500 3,300,000	2,154,662 1,087,853 289,232	170,501 166,129 147,993	11,055,012 13,697,232 13,320,565

Charles W. Cramb Vice Chairman, Chief Finance & Strategy Officer	2008 2007 2006	750,000 714,110 700,000			1,475,343 1,364,499 143,896	660,953 602,845 633,285	526,575 1,441,948 785,400	116,631 98,032 44,669	72,527 50,498 50,010	3,602,029 4,271,932 2,357,260

Elizabeth Smith President	2008 2007 2006	750,000 680,959 650,000			1,305,570 1,994,253 1,256,845	657,470 579,178 563,653	526,575 1,335,181 758,925	81,109 58,516 31,365	28,763 55,698 39,102	3,349,487 4,703,785 3,299,890

Charles M. Herington Executive Vice President, Latin America	2008	627,322			1,114,713	389,187	529,955	62,781	56,556	2,780,514

Bennett R. Gallina Senior Vice President, Western Europe, Middle East & Africa and China	2008	533,197	42,500	(6)	423,621	554,504	372,398	205,592	416,173	2,547,985

(1)

Stock awards consist of time-based restricted stock units (RSUs) and performance-based restricted stock units (PRSUs). Stock awards and option awards are calculated in the same manner as the expense of these awards that is recognized in our consolidated financial statements. Stock awards and option awards are valued under FAS 123R and then amortized to expense during the vesting period of the award. See Note 9 to the Notes to Consolidated Financial Statements contained in our Form 10-K for 2008 for a description of the assumptions used in valuing stock awards and stock options. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The full amount of the FAS 123R value of the 2008 stock awards and stock options is reported under “Grants of Plan-Based Awards” on page 34. We have also included in the table above the amount recognized as an expense in our 2008 financial statements for stock awards and stock options granted prior to the effective date of FAS 123R as calculated under the modified prospective transition method under which a proportionate share of the grant date fair value determined under FAS 123 will be recognized in the financial statements over the remaining vesting period of those awards, if any. The following assumptions were used in valuing stock option awards prior to 2006: 2005—expected volatility between 21.5% and 26.7%, expected dividends between 1.57% and 2.43%, risk-free rate between 3.95% and 4.34%, and expected term between three and five years.

(2)	When adjusting outstanding PRSU awards to fair value, the total expense to be incurred decreased from prior years due to the decline in Avon’s stock price. For some awards, this resulted in Avon recording income in 2008.

(3)	The “Non-Equity Incentive Plan Compensation” column for 2008 includes the amounts earned under the 2008 annual incentive program under the Executive Incentive Plan (EIP).

(4)	The change in pension value reported under this column is the aggregate change in the actuarial present value of the named executive officers’ accumulated benefit under our Personal Retirement Account Plan, Benefit Restoration Pension Plan and Supplemental Executive Retirement Plan. See “Pension Benefits” on page 38.

Nonqualified deferred compensation earnings reported under this column are only earnings on the deferred compensation balances invested in the fixed rate fund of our Deferred Compensation Plan (DCP) for 2008 for the named executive officers that exceed 120% of the applicable federal long-term interest rate published by the Treasury Department at the time the interest rate was set (which was 4.11%). The interest rate on the fixed rate fund in our DCP for 2008 was 6.75%. The amounts attributable to the named executive officers for change in pension value and above-market earnings on nonqualified deferred compensation for 2008 are set forth in the table below:

Name	Change in Pension Value ($)	Above-Market Earnings on Nonqualified Deferred Compensation ($)
Ms. Jung	2,034,137	120,525
Mr. Cramb	111,779	4,852
Ms. Smith	78,923	2,186
Mr. Herington	61,407	1,374
Mr. Gallina	194,137	11,455

(5)	“All Other Compensation” includes perquisites, 401(k) match, excess 401(k) match, supplemental life insurance premiums, and tax gross-ups, which are set forth in the table below for 2008:

Name	Perquisites ($)(a)		401(k) Match($)	Excess 401(k) Match($)	Insurance Premiums($)	Tax Gross-Ups ($)
Ms. Jung	104,854	(b)	10,350	51,356	3,941
Mr. Cramb	27,056	(c)	10,350	20,988	14,133
Ms. Smith	16,187	(d)	7,462	0	5,114
Mr. Herington	22,538	(e)	5,848	17,784	10,386
Mr. Gallina	18,623	(f)	10,350	13,469	2,867	370,864	(g)

(a)	The perquisite amounts disclosed are the actual costs incurred by us: (i) for payment of reimbursements to the executive for allowable expenses actually incurred for financial planning and tax preparation, and for home security systems and services; (ii) for a fixed annual transportation allowance (intended to offset costs associated with transportation); (iii) through direct billing to us by vendors managing our auto lease program, personal auto and excess liability premiums and executive health exams; and (iv) for a $20,000 cash perquisite allowance payable directly to Mr. Cramb pursuant to the terms of his employment agreement. The actual and incremental cost for the complimentary Avon products is nominal.

(b)	For Ms. Jung, includes financial planning and tax preparation, auto lease, personal auto and excess liability insurance, home security, executive health exam and a car service allowance of $57,612.

(c)	For Mr. Cramb, includes a $20,000 cash perquisite allowance and personal auto and excess liability insurance.

(d)	For Ms. Smith, includes a transportation allowance, personal auto and excess liability insurance and executive health exam.

(e)	For Mr. Herington, includes financial planning and tax preparation, auto lease, personal auto and excess liability insurance, home security and executive health exam.

(f)	For Mr. Gallina, includes financial planning and tax preparation, auto lease, personal auto and excess liability insurance and home security.

(g)	Tax payments totaling $673,673 were made in 2008 to the United States on behalf of Mr. Gallina in connection with his multiple-year expatriate assignment in the United Kingdom plus a gross-up for taxes related to these payments in the amount of $9,912. Tax payments totaling $68,396 were made in 2008 to the United Kingdom on behalf of Mr. Gallina in connection with his multiple-year expatriate assignment in the United Kingdom plus a gross-up for taxes related to these payments in the amount of $1,006. Hypothetical tax amounts totaling $382,755 were deducted from Mr. Gallina’s pay in 2008 as an estimate of the tax liability Mr. Gallina would owe if he had not been subject to additional taxation as a result of his expatriate assignment and this net amount is included herein. In consideration of tax preparation services he received in the United Kingdom, Mr. Gallina was charged imputed income of $500 and received an additional $7 as a gross-up for taxes on this amount. In addition, $625 was paid as a gross-up for taxes in connection with his assignment completion bonus described in Footnote 6 below.

(6)	During 2008, pursuant to our expatriate policy and the terms of Mr. Gallina’s expatriate agreement, Mr. Gallina received a completion bonus equal to one month’s salary upon the completion of his expatriate assignment in the United Kingdom.

Grants of Plan-Based Awards

The following table presents information regarding grants of equity and non-equity plan-based awards to our named executive officers during 2008, as described under “Compensation Discussion and Analysis—Elements of Compensation” beginning on page 25.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Ms. Jung			2,406,250	4,812,500
			8,250,000	16,500,000
	3/5/2008					600,000					38.80	8,754,000
	3/5/2008									903,756	38.80	7,478,860

Mr. Cramb			750,000	1,500,000
			2,250,000	4,500,000
	3/5/2008									88,365	38.80	702,502
Ms. Smith			750,000	1,500,000
			2,250,000	4,500,000
	3/5/2008									99,411	38.80	790,317

Mr. Herington			489,385	978,770
			1,734,590	3,469,180
	3/5/2008									60,751	38.80	482,970

Mr. Gallina			346,578	693,156
			1,426,557	2,853,115
	3/5/2008							20,000	(3)			776,000
	3/5/2008									52,577	38.80	417,987

(1)	The first range of amounts under this column for each named executive officer represents the possible payout under the 2008 annual incentive program under our Executive Incentive Plan (EIP). The amount under the “Target” column represents the target award opportunity for the named executive officer, which is set as a percentage of base salary. The Compensation Committee determined to pay annual incentive compensation awards for 2008 based on the attainment of performance goals, although it exercised its discretion to adjust potential awards downward. For the amounts actually paid, see the “Non-Equity Incentive Plan Compensation” column under “Summary Compensation Table” on page 31.

The second range of amounts under this column for each named executive officer represents the future payouts under the 2008-2010 long-term incentive program under our EIP. The amount under the “Target” column represents the target award opportunity for the named executive officer, which is set as a percentage of average annual earned base salary over the three-year plan period. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” beginning on page 27.

(2)	This column shows the number of performance-based stock options granted in 2008 to Ms. Jung under the Avon Products, Inc. 2005 Stock Incentive Plan, as amended. These options vest upon our common stock achieving a price of $50 per share for 30 consecutive days between March 5, 2011 and March 5, 2018. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” on page 28.

(3)	These RSUs vest 100% after two years. Dividend equivalents are paid in cash on these RSUs annually.

(4)	This column shows the number of stock options granted in 2008 under the Avon Products, Inc. 2005 Stock Incentive Plan, as amended. Other than 600,000 stock options granted to Ms. Jung which vest 100% on March 5, 2011, all of the named executive officers’ stock options listed above vest one-third per year over a three-year period.

The material factors necessary for an understanding of the compensation detailed in the above two tables for our named executive officers are described under the “Compensation Discussion and Analysis” section above and the corresponding footnotes to the tables. In addition, each of Ms. Jung, Mr. Cramb, Ms. Smith and Mr. Herington has entered into an individual agreement with us that identifies his or her position and generally provides, among other things, for (i) his or her at-will employment, (ii) the payment to him or her of an annual base salary (which in the case of Ms. Jung may be increased, but not decreased, periodically), (iii) an annual bonus under our EIP based on an annual target bonus opportunity of a percentage of base salary (which in the case of Ms. Jung may be increased but not decreased except for annual reductions of up to 10% that apply to all of our officers) and (iv) his or her eligibility to receive equity-based awards and perquisites and to participate in benefit plans generally available to our senior executives. We have also entered into an agreement with Mr. Gallina regarding his expatriate benefits while on assignment in the United Kingdom. The agreement generally provides, among other things, for (i) his overseas compensation (including his assignment incentive bonus) and tax equalization adjustments, (ii) a goods and services differential and housing allowance and (iii) certain foreign service employee assistance, which includes benefits such as medical and pension coverage and perquisites. He has completed his expatriate assignment and tax equalization adjustments are the only benefits that remain due to him under his agreement. See Footnotes 5 and 6 to the “Summary Compensation Table” above for a further description of the benefits pursuant to Mr. Gallina’s agreement.

The individual agreements with Ms. Jung, Mr. Cramb, Ms. Smith and Mr. Herington and certain of our plans provide for certain payments and benefits to our named executive officers, as well as the acceleration or continued vesting of outstanding equity awards, upon termination of employment or a change of control, as described below under “Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page 44.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards at the end of 2008 for the named executive officers. All dollar values are based on $24.03, the closing price of our common stock on the New York Stock Exchange as of December 31, 2008 (the last trading day in 2008).

	Option Awards							Stock Awards
								Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Ms. Jung	200,000	0				19.65	2/4/2009	90,604	(1)	2,177,214	76,316	(2)	1,833,873
	486,026	0				20.91	2/1/2011
	500,000	0				26.55	3/14/2012
	500,000	0				26.40	3/13/2013
	500,000	0				36.42	3/11/2014
	675,000	0				41.95	3/10/2015
	211,409	105,704	(3)			30.97	3/31/2016
	89,035	178,070	(4)			36.77	3/7/2017
		903,756	(5)			38.80	3/5/2018
				600,000	(6)	38.80	3/5/2018

Mr. Cramb	147,213	0				27.18	11/1/2015	118,450	(8)(12)	2,846,354	15,541	(2)	373,450
	43,051	21,525	(3)			30.97	3/31/2016
	18,131	36,261	(4)			36.77	3/7/2017
	0	88,365	(7)			38.80	3/5/2018

Ms. Smith	113,570	0				41.95	3/10/2015	73,035	(9)(12)	1,755,031	16,595	(2)	398,778
	45,972	22,986	(3)			30.97	3/31/2016
	19,361	38,722	(4)			36.77	3/7/2017
	0	99,411	(7)			38.80	3/5/2018

Mr. Herington	24,601	12,300	(3)			30.97	3/31/2016	93,043	(10)(12)	2,235,823	11,100	(2)	266,733
	12,951	25,901	(4)			36.77	3/7/2017
	0	60,751	(7)			38.80	3/5/2018

Mr. Gallina	60,732	0				26.55	3/14/2012	30,543	(11)(12)	733,948	10,545	(2)	253,396
	54,150	0				26.40	3/13/2013
	60,472	0				36.42	3/11/2014
	79,005	0				41.95	3/10/2015
	24,601	12,300	(3)			30.97	3/31/2016
	12,303	24,606	(4)			36.77	3/7/2017
	0	52,577	(7)			38.80	3/5/2018

(1)	90,604 performance-based restricted stock units (PRSUs) will vest on March 31, 2009, as a result of performance goals having been satisfied. Dividend equivalents will also be paid upon vesting. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation—Equity-Based Long-Term Incentives” on page 28.

(2)	PRSUs vest at a rate of 100% after 36 months, subject to the satisfaction of performance goals, with a potential vesting date of March 7, 2010. Dividend equivalents will also be paid upon vesting.

(3)	Stock options vest at the rate of one-third each year, of which one-third vested on March 31, 2007, an additional one-third vested on March 31, 2008 and the remainder will vest on March 31, 2009.

(4)	Stock options vest at the rate of one-third each year, of which one-third vested on March 7, 2008, an additional one-third will vest on March 7, 2009 and the remainder will vest on March 7, 2010.

(5)	600,000 of these stock options vest 100% on March 5, 2011; 303,756 vest at a rate of one-third each year, with vesting dates of March 5, 2009, March 5, 2010 and March 5, 2011.

(6)	Stock options vest upon our common stock achieving a price of $50 per share for 30 consecutive days between March 5, 2011 and March 5, 2018. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” on page 28.

(7)	Stock options vest at the rate of one-third each year, with vesting dates of March 5, 2009, March 5, 2010 and March 5, 2011.

(8)	RSUs vest at a rate of 100% after 36 months. 18,450 RSUs have a vesting date of March 31, 2009 and 100,000 RSUs have a vesting date of March 7, 2010.

(9)	20,000 RSUs vest at a rate of 100% after 36 months, with a vesting date of February 28, 2009; 19,702 RSUs vest at a rate of 100% after 36 months, with a vesting date of March 31, 2009; and 100,000 RSUs vest at a rate of one-third each year, of which one-third vested on July 26, 2007, one-third vested on July 26, 2008 and the remaining 33,333 RSUs will vest on July 26, 2009.

(10)	7,500 RSUs vest at a rate of 100% after 36 months, with a vesting date of March 1, 2009; 10,543 RSUs vest at a rate of 100% after 36 months, with a vesting date of March 31, 2009; 25,000 RSUs vest at a rate of 100% after 36 months with a vesting date of March 7, 2010 and 50,000 RSUs vest at a rate of 100% after 36 months with a vesting date of December 5, 2010.

(11)	10,543 RSUs vest at a rate of 100% after 36 months, with a vesting date of March 31, 2009 and 20,000 RSUs vest at a rate of 100% after 24 months, with a vesting date of March 5, 2010.

(12)	Dividend equivalents are paid in cash on these RSUs annually.

Option Exercises and Stock Vested

The following table presents information regarding stock option exercises and the vesting of RSU awards during 2008 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Ms. Jung	121,200	2,307,817	180,000		6,219,000
Mr. Cramb
Ms. Smith			78,218	(1)	2,989,927	(1)
Mr. Herington
Mr. Gallina

(1)	The amounts in these columns include 44,885 shares with a value of $1,776,773, which vested and were deferred into the Avon Products, Inc. Deferred Compensation Plan on January 3, 2008.

Pension Benefits

The following table presents information on our defined benefit pension plans and supplemental executive retirement plans as of the end of 2008 for each of our named executive officers. No pension benefits were paid to these named executive officers during 2008.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Present Value of Accumulated Benefit at Age 65 ($)(2)
Ms. Jung	Avon Products, Inc. Personal Retirement Account Plan (PRA) (3)	15.000	360,781	240,477
	Supplemental Executive Retirement Plan of Avon Products, Inc. (SERP) (4)	15.000	8,220,132	5,546,941
Mr. Cramb	PRA (5)	3.167	51,490	51,490
	Benefit Restoration Pension Plan of Avon Products, Inc. (BRP) (5)	3.167	208,327	208,327
Ms. Smith	PRA (5)	4.000	42,867	42,867
	BRP (5)	4.000	158,161	158,161
Mr. Herington	PRA (5)	2.833	32,726	32,726
	BRP (5)	2.833	83,448	83,448
Mr. Gallina	PRA (3)	31.583	1,475,920	620,945
	BRP (6)	31.583	3,505,999	1,531,067

(1)	The amounts in this column represent the present values of the accumulated benefits based on an assumed retirement date equal to the earliest date the named executive officer may retire without any benefit reduction. The assumed retirement date for Ms. Jung is December 1, 2018, her Rule of 85 retirement date (age plus years of service equal to 85 or greater), which is the earliest date at which she may retire and have benefits under the Old Plan benefit formula of the PRA (as described further on page 40) and under the SERP without any benefit reduction. Mr. Gallina’s assumed retirement date was January 1, 2009, since he achieved his Rule of 85 retirement date on July 1, 2008. Mr. Cramb, Ms. Smith, and Mr. Herington do not participate in the Old Plan benefit formula of the PRA or in the SERP, but participate in the cash balance benefit formula of the PRA and the BRP under which there are no actuarial reductions to the cash balance amount for early retirement. Their assumed retirement date is therefore their normal retirement age of 65.

(2)	The amounts in this column represent the present value of accumulated benefits payable based on an assumed normal retirement age of 65.

(3)	As described under “Avon Products, Inc. Personal Retirement Account Plan” below, Ms. Jung and Mr. Gallina are entitled to a benefit under the PRA cash balance benefit formula or the Old Plan benefit formula, whichever is greater. Amounts under the Old Plan benefit formula are presented above because this formula provides a greater benefit than the cash balance benefit formula. The present value of the PRA benefits shown above is equal to the accumulated benefit payable as of the assumed retirement date (using the estimated Internal Revenue Code 415(b) limits as of the assumed retirement date) based on the PRA benefit formula and reflecting credited service and pay up to the Internal Revenue Code limits for tax-qualified plans through June 30, 2008, since benefit accruals under the Old Plan benefit formula were frozen as of June 30, 2008. For Ms. Jung and Mr. Gallina who are covered by the Old Plan benefit formula, accrued benefits for that formula are frozen under the PRA as of June 30, 2008, and therefore only 14.5 years of service for Ms. Jung and 31.083 years of service for Mr. Gallina are used when calculating the benefit. However, for purposes of attaining early retirement or Rule of 85 retirement under the PRA, all service is included and that number is reflected above. For Ms. Jung, the benefit payments are discounted from the retirement date back to December 31, 2008, at a rate of 6.05% per annum.

(4)	The present value of the SERP benefits payable to Ms. Jung is equal to the accumulated benefits payable as of the assumed retirement date based on the SERP benefit formula and reflecting credited service and pay in excess of Internal Revenue Code limits for tax-qualified plans through December 31, 2008. All fifteen years of service are used when calculating the accrued benefit. The benefit payments were discounted from the assumed retirement date back to December 31, 2008 at a rate of 6.05% per annum. Ms. Jung will receive her SERP benefit 80% paid as a lump sum and the remaining 20% in five annual installments. The lump sum amount is determined based on an interest rate of 5.30% and the applicable Internal Revenue Code mortality table. The optional form of benefit is determined based on an interest rate of 4.80% and the GAR Unisex mortality table.

(5)	The present values of the accrued PRA and BRP benefits are equal to the PRA and BRP cash balance benefits as of December 31, 2008, projected to the normal retirement age of 65 based on an interest crediting rate of 5.00% per annum and discounted back to December 31, 2008 at a rate of 6.05% per annum. Mr. Cramb will receive 100% of his BRP benefit in five annual installments. Ms. Smith and Mr. Herington will receive their BRP benefits in the form of an 80% lump sum and 20% in 60 consecutive monthly installments.

On December 31, 2008, the actual cash balance account balances were for Mr. Cramb: $52,641 under the PRA and $212,983 under the BRP, and for Ms. Smith: $50,894 under the PRA and $187,780 under the BRP. Due to the difference between the assumed interest crediting rate of 5.00% and the FAS discount rate of 6.05%, the December 31, 2008 cash balance accounts are greater than the amounts disclosed in the table above. As of December 31, 2008, Mr. Herington is not vested in the PRA or BRP.

(6)	The present value of the BRP benefits payable to Mr. Gallina is equal to the accumulated benefits payable as of the assumed retirement date based on the BRP benefit formula and reflecting credited service and pay in excess of Internal Revenue Code limits for tax-qualified plans through June 30, 2008. Only 31.083 years of service are used when calculating the BRP benefit as described in Footnote 3 above. Mr. Gallina has elected to receive his BRP benefit by having 80% paid as a lump sum and the remaining 20% in 60 consecutive monthly installments. The lump sum amount is determined based on an interest rate of 5.30% and the applicable Internal Revenue Code mortality table. The optional form of benefit is determined based on an interest rate of 4.80% and the GAR Unisex mortality table.

Avon Products, Inc. Personal Retirement Account Plan

The Avon Products, Inc. Personal Retirement Account Plan (PRA) is a tax qualified defined benefit pension plan that is generally available to our eligible employees who have completed one year of service.

The PRA provides two separate benefit accrual formulas. For employees first employed on or after July 1, 1998 (which includes all of our named executive officers other than Ms. Jung and Mr. Gallina), the PRA has a cash balance benefit accrual formula, which provides a retirement benefit equal to the value of the participant’s hypothetical account balance. The hypothetical account balance is credited with an interest credit and a basic credit as of the last day of each month. The interest credit is 1/12 of the annual rate of interest on Treasury securities for the month of November of the prior year (but not less than 5%). The basic credit is an employer contribution based upon a percentage of eligible compensation earned. The percentage of eligible compensation differs depending upon the number of points a participant has earned. Points are determined by adding the participant’s service and attained age as of the last day of the prior plan year. Basic credits are determined as follows:

Participant Points	Percentage of Compensation Up to Social Security Wage Base	Percentage of Compensation Over Social Security Wage Base
<30	3.0%	4.50%
30-39	3.5%	5.25%
40-49	4.0%	6.00%
50-59	4.5%	6.75%
60-69	5.0%	7.50%
70-79	5.5%	8.25%
80-89	6.0%	9.00%
90 or more	6.5%	9.75%

Compensation is generally defined as salary and annual bonus (not in excess of the target bonus amount), subject to the maximum permitted under Internal Revenue Code regulations. Long-term equity compensation is not included. The Social Security Wage Base for 2008 was $102,800.

Generally, employees first employed on or before June 30, 1998 (which includes Ms. Jung and Mr. Gallina) are entitled to a benefit under the Old Plan formula if it provides a greater benefit than the cash balance formula. Because the benefits under the Old Plan formula are greater than those provided under the cash balance benefit formula for Ms. Jung and Mr. Gallina, they are discussed herein. The Old Plan formula provides a benefit at normal retirement age of 65 equal to (i) 1.75% of average final compensation multiplied by years of service not in excess of 10, plus (ii) 1.5% of average final compensation multiplied by years of service in excess of 10, minus (iii) 1.25% of the participant’s estimated Social Security benefit multiplied by years of service. Average final compensation is defined as a participant’s average compensation over the highest paid five years out of the last 10 years of service. No additional benefits have accrued under the Old Plan formula since June 30, 2008, which means that no compensation earned or service performed after June 30, 2008 will be used when calculating the Old Plan benefit. However, service after June 30, 2008 is credited for determining early retirement eligibility for these frozen Old Plan benefits. The Internal Revenue Code 415(b) limits on the actual retirement date will be used to limit the benefit, if necessary.

A participant entitled to the Old Plan benefit may retire early after attaining age 55 with 15 years of service and receive the retirement benefit reduced by 1/12 of 3% for each of the first 60 months by which the early retirement benefit commences prior to attainment of age 65 and by 1/12 of 5% for each month in excess of the next 60 months by which the early retirement benefit commences prior to attainment of age 65. If a participant retires after his or her age and years of service total 85 (Rule of 85), which is the case for Mr. Gallina, the retirement benefit is not reduced for payment prior to age 65 except that the Social Security offset component of the Old Plan benefit formula is reduced by 1/12 of 3% for each of the first 60 months by which the benefit commences prior to age 65 and 1/12 of 5% for each month in excess of the next 60 months by which the benefit commences prior to age 65.

A participant must complete three years of service in order to be vested in the PRA benefit. Service generally includes all periods of employment with us, but no more than twenty nine months of service while on disability leave will be included. Participants who are under the cash balance benefit formula may receive the PRA benefit upon request as soon as practicable after termination of employment. Retirement benefits may be paid, at the request of a participant, as a lump sum or annuity or various forms of joint and survivor annuities. None of our named executive officers have selected the form of payment of their PRA benefits.

Benefit Restoration Pension Plan of Avon Products, Inc.

The Benefit Restoration Pension Plan of Avon Products, Inc. (BRP) is a nonqualified defined benefit plan available to a select group of highly compensated and key employees whose benefits are limited by the Internal Revenue Code on maximum benefits under tax qualified plans, such as our PRA. The BRP was established to provide participants with the retirement benefits to which they were entitled under the PRA but may not be paid as a result of Internal Revenue Code limits.

Generally, the same definitions under the PRA for compensation, average final compensation and service apply to the BRP, except that the compensation and benefit limits under the Internal Revenue Code for qualified plans are disregarded. The same benefit accrual formulas also apply, including calculations under the Old Plan and cash balance formulas. In addition, the same rules regarding calculation for early retirement or Rule of 85 benefits apply for participants under the Old Plan formula. As with the PRA, no additional benefits have accrued under the Old Plan formula after June 30, 1998. However, service after June 30, 2008 is credited for determining early retirement eligibility for these frozen Old Plan benefits. In order to determine the BRP benefit, the amount payable under the PRA is subtracted from the amount calculated under the BRP and the BRP pays out the excess. Benefits are paid from our general assets. Participants were permitted to elect that the BRP benefit be paid as an annuity, a lump sum or any of the forms of distribution permitted under the PRA. The default form of BRP benefit is paid 80% in lump sum cash payment and 20% in 60 monthly installments. All of our named executive officers, other than Ms. Jung, were permitted to make a one time election for an alternative payment method and have chosen to receive their benefits paid in the forms disclosed in Footnotes 5 and 6 above.

Supplemental Executive Retirement Plan of Avon Products, Inc.

The Supplemental Executive Retirement Plan of Avon Products, Inc. (SERP) is a nonqualified defined benefit plan that was established in 1982 to provide certain senior officers with a greater pension benefit than is available under the PRA and BRP combined. Participants were selected by the Compensation Committee; however, no participants have been added since 2002 and the SERP is now closed to new participants. Ms. Jung is the only active participant who participates in the SERP and her participation is required by the terms of her employment agreement.

The SERP provides a retirement benefit at normal retirement age of 65 equal to (i) 2% of the participant’s average final compensation multiplied by years of service not in excess of 25 years, plus (ii) 1% of the participant’s average final compensation multiplied by years of service in excess of 25 years, minus (iii) benefits payable under the PRA. Unlike the Old Plan formula under the PRA and BRP, the SERP benefit continues to accrue after June 30, 2008. A participant who qualifies for early retirement may also receive benefits prior to age 65 under the SERP but reduced in the same manner as provided under the PRA. A participant who qualifies for Rule of 85 benefits under the PRA has unreduced benefits under the SERP. Service calculations under the SERP are similar to the credited service model used in the Old Plan formula of the PRA except that (i) the Compensation Committee may add additional years of service for a participant and (ii) service is limited to 35 years. The Compensation Committee has not added any additional years of service for Ms. Jung.

In contrast to the PRA and BRP, the definition of compensation under the SERP includes all annual bonuses paid to a participant rather than only the target amount of the bonus and “average final compensation” means the average of the highest three years of compensation in the last ten years of service rather than the average of the highest five years during the last ten years of service. Long-term equity compensation is not included.

SERP benefits are subject to forfeiture: (1) for conviction of a crime for fraud or dishonesty involving us; (2) for disclosure by the participant of our confidential or proprietary information; or (3) for acceptance by the participant of employment by a principal competitor within three years of termination of employment, unless we have provided written consent. In addition, if a participant declines retirement at our request or retires prior to age 62 without our approval, SERP benefits may also be forfeited. In the event that her SERP benefits are forfeited, Ms. Jung’s benefits will be calculated as if she received benefits under the BRP in the same form as her SERP benefits.

Nonqualified Deferred Compensation

The following table provides information relating to deferrals of compensation by our named executive officers under our nonqualified Deferred Compensation Plan (DCP). None of the named executive officers received distributions or made withdrawals of nonqualified deferred compensation amounts during 2008.

Name	Executive Contributions in Last FY ($)(1)(2)	Registrant Contributions in Last FY ($)(1)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Balance at Last FYE ($)(5)
Ms. Jung	68,474	51,356	(2,136,103)	8,763,589
Mr. Cramb	168,754	20,988	(3,789)	333,380
Ms. Smith	2,112,877	0	(797,838)	1,390,530
Mr. Herington	98,801	17,784	(70,455)	236,839
Mr. Gallina	17,959	13,469	(154,962)	778,486

(1)	Other than 2007 EIP deferrals credited to the DCP in 2008, amounts under these columns are included in the “Summary Compensation Table” on page 31 as compensation for 2008 even though payment has been deferred to a later date.

(2)	Contributions in 2008 include deferrals in excess of the deferrals permitted under our 401(k) plan (“excess 401(k) plan deferrals”) due to Internal Revenue Code limitations, deferrals of annual salary and deferrals of 2007 EIP credited to the DCP in 2008. For Ms. Smith, this column also includes the value of vested RSUs deferred in 2008.

(3)	Reflects our matching contributions to excess 401(k) plan deferrals.

(4)	Some of the amounts in the “Aggregate Earnings in Last FY” column are reported in the “Summary Compensation Table” on page 31 as “above-market” earnings required to be disclosed: Ms. Jung, $120,525; Mr. Cramb, $4,852; Ms. Smith, $2,186; Mr. Herington, $1,374; and Mr. Gallina, $11,455.

(5)	The following amounts included in this column have been previously reported in our Summary Compensation Tables in prior years: $5,702,662 for Ms. Jung; $142,803 for Mr. Cramb; and $75,842 for Ms. Smith. None of the amounts reported for Mr. Herington and Mr. Gallina in this column have been previously reported in our Summary Compensation Tables.

Avon Products, Inc. Deferred Compensation Plan

The following sources of compensation may be deferred by our named executive officers into the DCP:

•	Base Salary—up to 50% of annual salary;

•	Annual Bonus—all or part of the annual bonus payable under our Executive Incentive Plan;

•	Long Term Cash Award—all or part of the long-term cash award payable under our Executive Incentive Plan;

•

Excess 401(k) Plan Deferrals—up to 25% of the portion of base salary in excess of the maximum compensation limit under our 401(k) Plan ($230,000 for 2008). In addition, we contribute an amount equal to the match we would have made to the 401(k) Plan if participant contributions had been permitted; and

•	Restricted Stock Units—all or portion of vested RSUs, which would be reported in the table above for the year in which any RSU vests.

In general, participants must make their deferral elections prior to the year in which they perform services for which the compensation is being deferred.

Investment of Deferred Compensation

Deferred compensation amounts, other than deferrals of RSUs, are hypothetically invested in one or more of three investment choices as selected by the participant:

•

Fixed Rate Fund—credited each month with imputed interest at an annual rate that we establish. The 2008 rate was 6.75%. We determine the rate annually, and for 2008, the rate was determined by the Company by adding 1% to the rate of a newly issued 10-year Treasury bond and rounding the interest rate to the nearest .25%;

•	Standard & Poor’s 500 Stock Index Fund; and

•	Avon Stock Unit Fund—hypothetically invested in Avon stock with dividends credited.

Participants may change their investment choices monthly.

Deferrals of RSUs are allocated to a restricted stock account and are held as hypothetical shares of Avon stock with dividends paid annually to the participant.

Plan Accounts and Distributions

Each participant may direct the allocation of compensation deferred to (i) a Current Retirement/Termination Account, which provides for payments after termination of employment, or (ii) up to two Current In-Service Accounts, which provide for payments during continued employment.

Payments under the DCP are made from our general assets and in accordance with Section 409A of the Internal Revenue Code. Retirement/Termination Accounts are payable upon retirement or other termination of employment in a lump sum or up to 15 annual installments, as elected by the named executive officer at the time of the officer’s initial deferral election. Distribution election changes for Retirement/Termination Accounts for amounts deferred prior to 2005 are allowed but must be on file at least 12 months prior to the date of retirement or termination of employment. Distribution election changes for Retirement/Termination Accounts relating to amounts deferred after 2004 must also be on file at least 12 months prior to the retirement or termination date and the change must delay payment for at least five years after the original payment date. Section 409A of the Internal Revenue Code precludes any payment of deferred compensation amounts to a key employee (including the named executive officers) as a result of termination of employment until six months following termination of employment. All In-Service Accounts are payable in a lump sum or in up to five annual installments, as irrevocably elected by the named executive officer at the time of initial deferral.

Withdrawals of accounts relating to amounts deferred prior to 2005 may be made prior to the scheduled distribution date upon a demonstration of financial hardship (as defined in the DCP) or at any time subject to the imposition of a 10% penalty on the amount withdrawn. Withdrawals of accounts relating to amounts deferred after 2004 may be made prior to the scheduled distribution date only upon demonstration that an unforeseeable emergency has occurred.

In the event of death prior to full distribution of the accounts, the undistributed amount will be paid to the participant’s beneficiary. Participants are fully vested in their DCP accounts.

Potential Payments Upon Termination of Employment or Change-in-Control

We have entered into individual agreements and maintain certain plans and arrangements that provide for payments to our named executive officers upon termination of employment or a change of control as described below.

Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination (CEO). In the event that we terminate Ms. Jung’s employment other than for cause or disability, or if she terminates for reasons of constructive termination, Ms. Jung would be entitled to receive:

•	three times base salary at the rate in effect on the date of termination of employment payable as follows:

(1)	a lump sum amount payable in the seventh month after the date of termination equal to (a) the present value of 12 months of base salary (discounted at the one-year treasury bill rate), plus (b) 6 months of base salary;

(2)	18 months of base salary paid on a regular biweekly basis beginning 7 months after her date of termination;

•	an amount payable in the seventh month after the date of termination equal to her annual target bonus for the year of termination;

•

if the termination of employment occurred on or after August 1st of the year of termination, a prorated bonus based on her earned salary for the year of termination (not to exceed her target bonus award for such year of termination), payable in the calendar year following the year of termination; and

•

a lump sum amount payable in the seventh month after the date of termination equal to the cost of 24 months of medical, dental, disability, and travel accident coverage for Ms. Jung, her spouse and her eligible dependents.

Ms. Jung could generally terminate for reasons of constructive termination upon the following events: (i) a reduction in her base salary; (ii) a reduction in her annual target bonus opportunity (excluding annual reductions up to 10% that apply to all our officers); (iii) a change of more than 25 miles in her office location; (iv) demotion to an office below Chief Executive Officer; (v) a material reduction in her employee benefit programs (unless applicable to all our officers); or (vi) our failure to obtain the assumption of Ms. Jung’s employment agreement by any successor to us.

In the event of involuntary termination, a pro rata portion of her restricted stock units would vest and be payable in accordance with the terms of the individual award agreements, and her stock options would continue to vest and be exercisable for 24 months. See “Outstanding Equity Awards at Fiscal Year-End” on page 36. She would be entitled to participate for two years after the date of termination in our life and accidental death insurance programs and the Supplemental Life Plan (SLIP). Ms. Jung would also receive two additional years of credited service under our Supplemental Executive Retirement Plan (SERP) for purposes of calculating the SERP benefit.

Ms. Jung would be required to sign a release of all claims in order to receive severance benefits. The severance benefits are also subject to non-competition, non-solicitation, and cooperation provisions which, if violated, would cause forfeiture of the remaining benefits.

Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination (Non-CEO). In the event that we terminate any of our other named executive officers’ employment other than for cause or disability, we would continue to pay his or her base salary at the rate in effect on the termination date for two years, except that the first payment (equivalent to seven months at such rate) would not occur until the seventh month following the date of termination.

The named executive officers’ stock options would continue to vest and be exercisable during the salary continuation period. In addition, a pro rata portion of their restricted stock units would vest and be payable in accordance with the terms of the individual award agreements. See “Outstanding Equity Awards at Fiscal Year-End” on page 36.

The named executive officers’ accrued benefits under the PRA and BRP accrue interest credits for additional years of service during his or her salary continuation period. Each of them would also be entitled to continuing coverage under our medical, dental, and life insurance programs and the SLIP during his or her salary continuation period.

In addition, we would generally continue to provide each of our named executive officers the perquisites he or she currently receives as described in the Summary Compensation Table on page 31 for the following periods, as applicable: three months of a transportation allowance or auto lease; financial planning and tax preparation services through the end of the calendar year in which his or her salary continuation period ends; home security until the end of his or her annual contract; and executive health exam for up to three months after termination.

In the event that Ms. Smith resigns for reasons of constructive termination, we would pay her the payments and benefits that she would be entitled to in the event of involuntary termination. Constructive termination events include (i) Ms. Smith’s loss of title or a material reduction in her duties, authority or responsibilities; (ii) our failure to grant her an equity award in any year with a grant date value of at least $1,150,000; or (iii) our breach of Ms. Smith’s offer letter agreement.

Terminated employees are required to sign a release of all claims in order to receive severance benefits. The severance benefits are also subject to non-competition, non-solicitation, non-disparagement, cooperation and confidentiality provisions which, if violated, would cause forfeiture of the remaining benefits.

Disability. In the event of termination of a named executive officer for disability, he or she would be entitled to receive benefits under our disability plan, which provides for 100% of pay for six months (excluding the first week of disability during which no pay is provided) and 50% of pay thereafter for the duration of his or her disability. Each named executive officer’s stock options would continue to vest and be exercisable, and all or a pro rata portion of their restricted stock units would vest and be payable, in accordance with the terms of the individual award agreements. See “Outstanding Equity Awards at Fiscal Year-End” on page 36.

All of our named executive officers would continue to participate in the PRA for up to 29 months while disabled, and our named executive officers (other than Ms. Jung) would also continue to participate in BRP for up to 29 months while disabled. Ms. Jung would continue to participate in the SERP for up to 29 months, and she and her dependents would be covered for two years under our life insurance and accidental death benefit programs. In the seventh month following her date of termination, Ms. Jung would receive a cash payment equal to the monthly cost of medical and dental coverage and travel accident insurance for two years.

Retirement. In the event of a named executive officer’s retirement, his or her stock options would continue to vest and be exercisable, and all or a pro rata portion of his or her restricted stock units would vest and be payable, in accordance with the terms of the individual award agreements. See “Outstanding Equity Awards at Fiscal Year-End” on page 36. Ms. Jung would also be entitled to an amount equal to the last fiscal year’s bonus, pro rated based on the number of days worked during the year of retirement through the date of retirement, which would be payable in the year following her retirement date.

Death. In the event of a named executive officer’s death, his or her beneficiary would be entitled to death and life insurance benefits including benefits under the SLIP. His or her stock options would immediately vest, and all or a pro rata portion of his or her restricted stock units would vest and be payable, in accordance with the terms of the individual award agreements. See “Outstanding Equity Awards at Fiscal Year-End” on page 36. Ms. Jung’s dependent beneficiaries would also be entitled to receive dependent death benefits payable from the SERP, as well as an amount equal to the last fiscal year’s bonus, pro rated based on the number of days worked during the year of death through the date of death.

Change-in-Control. Upon a change of control, a named executive officer’s stock options would immediately vest and his or her restricted stock units would be settled. Under the Company’s stock incentive plan, the Board may cash out such equity awards. Change of control generally means: (i) the acquisition by a person or group of beneficial ownership of 20% or more of our outstanding stock; (ii) a change in the composition of the Board that results in a majority of our current directors (or successor directors approved by at least two-thirds of our current directors) not being continuing directors; (iii) approval by our shareholders of a merger, consolidation or sale of substantially all of our assets in a transaction in which our shareholders immediately prior to the transaction do not own at least 60% of the voting power of the surviving, resulting or transferee entity; or (iv) approval by our shareholders of a complete liquidation or dissolution. In the event of more recent grants of stock options and restricted stock units, the change in control definition is the one set forth in Section 409A of the Internal Revenue Code.

If any payment is subject to the excise tax imposed by Section 280G of the Internal Revenue Code by reason of a change in control, we have agreed to pay Ms. Jung and Ms. Smith an additional gross-up payment of any such excise taxes and any income and excise taxes incurred in connection with such reimbursement.

During the three-year period following a change of control or during the pendency of a potential change of control, the amount of Ms. Jung’s annual bonus may not be less than the largest bonus earned or awarded to her for the fiscal year in which the potential change of control or change of control occurs or any of the three fiscal years ending before such occurrence. In addition, during such period, benefits available to Ms. Jung under incentive and savings plans, retirement and death benefit programs, other benefit plans and the perquisite program may not be diminished from the highest level previously provided immediately prior to the potential change of control or within ninety days prior to the change of control date.

Following a Change-in-Control—Involuntary Termination of Employment (Other Than For Cause or Disability) or Constructive Termination. In the event that we terminate Ms. Jung’s employment other than for cause or disability, or if she terminates for reasons of constructive termination, within the three-year period following a change of control, Ms. Jung would be entitled to receive (in lieu of the payments specified under “Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination (CEO)” above):

•	in the seventh month following her termination of employment, a lump sum cash payment of:

(1)	three times her annual base salary at the rate in effect on the change of control date or termination date, whichever is greater, minus the present value (discounted at the one-year treasury bill rate) of 24 months of her annual base salary at the rate in effect on the change of control date or termination date, whichever is greater; plus

(2)	six months of base salary; plus

(3)	300% of the greater of (a) the annual bonus she earned for the calendar year ending prior to the change of control or (b) the annual bonus she earned during the calendar year of the change of control; plus

(4)	300% of the present value of one year of fringe benefits (including perquisites) (discounted at the one-year treasury bill rate); plus

(5)	the excess, if any, of (a) the maximum amount payable for all her outstanding awards under our long-term incentive cash plans during the three-year period following the change of control, assuming achievement of maximum performance goals, over (b) the amount actually paid to her under such plans; plus

(6)	a lump sum amount equal to the cost of 36 months of medical, dental, disability and travel accident coverage for Ms. Jung, her spouse and her eligible dependents; and

•

commencing in the seventh month following her termination of employment, bi-weekly payments of base salary at the rate in effect on the change of control date or termination date, whichever is greater, for the remaining 18 month period.

Ms. Jung would also be entitled to the present value (discounted under FAS 106) of the excess of (i) the pension, retiree life and retiree medical benefits that would have been payable if she had continued in our employ for three years after her termination of employment, over (ii) the pension, retiree life and retiree medical benefits payable at termination of employment.

In addition, Ms. Jung would be entitled to participate in our life insurance and accidental death and other benefit programs for a period equal to the greater of two years after the date of termination or until the third anniversary of a change of control.

In the event that Mr. Cramb terminates his employment during the three-year period following a change of control because he is assigned duties inconsistent in any significant respect with his position, authority or responsibilities at the time of the change of control, he would be entitled to the payments and benefits as described above for Mr. Cramb under “Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination (Non-CEO).”

Other Plan Documents

In the event of termination from the Company, the named executive officers would generally be entitled to receive amounts payable under our pension plans and deferred compensation plans. See “Pension Benefits” on page 38 and “Nonqualified Deferred Compensation” on page 42.

The named executive officers participate in our Executive Incentive Plan which provides annual and long-term cash incentive bonus opportunities if performance goals selected by the Compensation Committee are achieved over the performance period. See “Compensation Discussion and Analysis—Elements of Compensation” beginning on page 26. Under the annual incentive program, a participant who is involuntarily terminated without cause on or after August 1 of a fiscal year, or dies, becomes disabled or retires during the fiscal year, is entitled to a prorated annual incentive award for such fiscal year provided that the performance goals have been satisfied, subject to the discretion of the Compensation Committee. Under the 2008-2010 long-term incentive program, a participant who is involuntarily terminated without cause on or after January 1, 2009, or dies, becomes disabled or retires during the performance period, is entitled to a prorated long-term incentive award provided that the performance goals have been satisfied, subject to the discretion of the Compensation Committee. In the event of a change of control during the first half of the long-term performance period, the award is calculated as if the performance measures had been achieved at target but prorated for the duration of the performance period up to the change of control. In the event of a change of control during the second half of the long-term performance period, the award is calculated as if the performance measures had been achieved at target and is not prorated.

Potential Payments Upon Termination or Change-in-Control Table

The following table sets forth the estimated, incremental payments and benefits that would be payable to each named executive officer upon termination of employment or a change of control of us, assuming that the triggering event occurred on December 31, 2008. These amounts exclude earned amounts, such as accrued amounts under compensation and benefits plans described previously in this Proxy Statement (including under “Other Plan Documents” above), which are not contingent upon a termination or a change in control.

Name	Involuntary or Constructive Termination ($)		Disability ($) (3)(4)	Retirement ($) (4)(5)	Death ($) (4)(6)	Change of Control ($) (7)	Involuntary or Constructive Termination Following a Change of Control ($) (8)
Ms. Jung	13,139,356	(1)	12,694,970	6,765,286	8,692,589	4,011,088	45,950,657	(9)
Mr. Cramb	4,755,968	(2)	4,441,564	3,182,870	3,782,870	3,219,804	1,573,098
Ms. Smith	3,351,041	(2)	8,168,691	1,931,916	2,531,916	1,998,070	—
Mr. Herington	2,667,663	(2)	7,101,285	2,471,461	3,205,286	2,502,556	—
Mr. Gallina	1,792,595	(2)	3,578,542	485,646	1,566,246	987,345	—

(1)	As described above, we would pay Ms. Jung a cash severance amount over a two-year period of $4,096,669 with the remaining $4,828,261 paid in a lump sum (which would include the value of two years of medical, dental, disability and travel accident coverage equal to $15,761 as well as bonus amounts) as described above under “Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination (CEO).” The value of the restricted stock units (RSUs) that would immediately vest is $3,065,555, provided that the performance-based restricted stock units (PRSUs) would not be settled until the original vesting date and only if the performance goals have been satisfied. The value of her continued coverage under our group life and accidental death insurance plans for a two-year period is $30, assuming a discount rate of 6.05%. The value of SLIP premiums during the two-year period is $4,720. The value of two additional years of service under the SERP is $1,144,121, based on a SERP discount rate of 6.05% and a lump sum rate of 5.30%.

(2)	We would pay a cash severance amount over a two-year period of $1,500,000 to Mr. Cramb, $1,500,000 to Ms. Smith, $1,300,000 to Mr. Herington and $1,080,000 to Mr. Gallina. The value of the RSUs that would immediately vest is $3,182,870 for Mr. Cramb, $1,765,772 for Ms. Smith, $1,275,657 for Mr. Herington and $665,871 for Mr. Gallina, provided that the PRSUs would not be settled until the original vesting date and only if the performance goals have been satisfied. The value of continued coverage for a two-year period under our medical, dental and life insurance plans is $18,229 for Mr. Cramb, $14,640 for Ms. Smith, $27,100 for Mr. Herington and $14,640 for Mr. Gallina, based on current costs and assuming an annual health care trend rate of 8.00% and a discount rate of 6.05%. The value of SLIP premiums during the two-year period is $27,421 for Mr. Cramb, $9,936 for Ms. Smith, $20,179 for Mr. Herington and $5,570 for Mr. Gallina. The value of interest accrued on their accrued benefits for two additional years of service under the PRA and the BRP is $573 for Mr. Cramb, $32,943 for Ms. Smith, $15,014 for Mr. Herington and $0 for Mr. Gallina (who is currently eligible for unreduced Rule of 85 retirement benefits under the Old Plan which is not credited with additional service after June 30, 2008). The value of the perquisites that we would continue to provide for the periods described above under “Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination (Non-CEO)” is $26,875 for Mr. Cramb, $27,750 for Ms. Smith, $29,713 for Mr. Herington and $26,514 for Mr. Gallina.

(3)

Assuming continuation of disability payments until age 65, the present value of disability payments is $8,850,644 for Ms. Jung, $1,034,649 for Mr. Cramb, $6,019,152 for Ms. Smith, $4,471,252 for Mr. Herington and $2,612,296 for Mr. Gallina, based on a discount rate of 2.25%. The present value of the additional pension benefits earned under the PRA and the SERP while on disability for up to 29 months by Ms. Jung is $0 (as the value of her final average earnings under the plans would not increase during the period of disability). The calculation assumes a discount rate of 6.05% and a lump sum rate of 5.30%. The present value of the additional pension benefits earned under the PRA and the BRP while on disability for up to 29 months is $224,045 for Mr. Cramb, $217,623 for Ms. Smith, $158,572 for Mr. Herington and $0 for Mr. Gallina (who is currently eligible for unreduced Rule of 85 retirement benefits under the Old Plan which is not credited with additional service after June 30, 2008), assuming a discount rate of 6.05% and a lump sum rate of 5.30%. For Ms. Jung, the value of continued coverage under our group life and accidental death insurance plan for a two-year period is $30 assuming a discount rate of 6.05%. We would pay Ms. Jung the value of two years of medical, dental, and travel accident insurance equal to $14,635.

(4)	The total value of the RSUs that would immediately vest is $3,829,661 for Ms. Jung, $3,182,870 for Mr. Cramb, $1,931,916 for Ms. Smith, $2,471,461 for Mr. Herington and $966,246 for Mr. Gallina (except in the case of retirement, $485,646 for Mr. Gallina), based upon a stock price of $24.03 on December 31, 2008. In the case of retirement or disability, a portion of the RSUs would not be settled until the original vesting date in accordance with the terms of the individual award agreement, provided that the performance goals have been satisfied with respect to the PRSUs.

(5)	Ms. Jung would also be entitled to receive $2,935,625, which would be last year’s bonus on a pro rata basis as described above under “Retirement.”

(6)	Our insurance carriers would pay a $750,000 supplemental life insurance benefit for Ms. Jung and a $500,000 supplemental life insurance benefit for each of Mr. Cramb, Ms. Smith, Mr. Herington and Mr. Gallina. In addition, it would pay a $100,000 group life insurance benefit for each of our named executive officers. Ms. Jung’s beneficiaries and dependent children would receive additional death benefits of $1,077,303 from the SERP and the amount of $2,935,625 equal to last year’s bonus on a pro rata basis as described above under “Death.” Mr. Herington’s cash balance benefit in the PRA and BRP of $133,825 would become vested and payable upon death.

(7)	The total value of the RSUs that would immediately vest is $4,011,088 for Ms. Jung, $3,219,804 for Mr. Cramb, $1,998,070 for Ms. Smith, $2,502,556 for Mr. Herington, and $987,345 for Mr. Gallina, based upon a stock price of $24.03 on December 31, 2008.

(8)	The amounts in this column would be paid in addition to the amounts set forth in the “Change of Control” column in the event of involuntary or constructive termination following a change of control.

(9)	In the event of termination following a change of control, payments to Ms. Jung would be subject to the excise tax imposed by Section 280G of the Internal Revenue Code. We would pay $16,693,732 to Ms. Jung as a gross-up payment, based on the assumption of a 35% federal income tax rate, a 1.45% Medicare tax rate, a 6.85% state income tax rate and a 3.648% local income tax rate.

As described above under “Following a Change-in-Control—Involuntary Termination of Employment (Other Than For Cause or Disability) or Constructive Termination,” we would pay Ms. Jung a cash amount over a three-year period of $4,131,456 with the remaining $22,903,620 paid in a lump sum (which would include the value of three years of medical, dental, disability, and travel accident coverage equal to $23,106, as well as $8,806,875 in bonus amounts, $323,639 for fringe benefits, and $13,750,000 under our long-term incentive cash plan). The value of continued coverage under our group life and accidental death insurance plans for a three-year period is $42, assuming a discount rate of 6.05%. The present value (discounted under FAS 106) of the excess of the pension, retiree life and retiree medical benefits that would have been payable if she had continued in our employ for three years after her termination of employment, over such benefits payable at termination of employment, is $2,221,807, assuming a discount rate of 6.05%.

If, during the pendency of a potential change of control, we terminate Ms. Jung’s employment for reasons other than for disability or cause, or Ms. Jung terminates her employment for reasons of constructive termination, Ms. Jung would be entitled to receive the same payments and benefits as she would have received under “Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination (CEO)” above. If the potential change of control thereafter becomes a change in control (as defined in Section 409A of the Internal Revenue Code), Ms. Jung would also be entitled to receive additional cash payments equal to the excess of (i) the amount she would have received had the date of termination occurred on the date of the change of control over (ii) the amount described in the immediately preceding sentence. If such termination would result in Ms. Jung’s forfeiture of any equity awards, she would also be entitled to receive a cash payment equal to the amount she would have received if she had remained in our employ until the change of control.

Potential change of control generally means: (i) the commencement of a tender or exchange offer by any third person for 20% or more of our outstanding common stock; (ii) the execution of an agreement by us, the consummation of which would result in a change of control of us; (iii) the public announcement by any person of an intention to take or to consider taking actions which if consummated would constitute a change of control of us, other than through a contested election for our directors; or (iv) the adoption by the Board of a resolution to the effect that a potential change of control has occurred. A potential change of control will generally be deemed to be pending from the occurrence of the event giving rise to the potential change of control until the earlier of the first anniversary thereof or the date the Board determines in good faith that such events will not result in the occurrence of a change of control.

DIRECTOR COMPENSATION

The following table discloses compensation received by our non-management directors during 2008.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Mr. Cornwell	65,000	66,930	0	72	132,002
Mr. Fogarty	70,000	66,930	0	72	137,002
Ms. Hailey	4,999	0	0	6	5,005
Mr. Hassan	65,000	66,930	1,105	5,322	138,357
Ms. Lagomasino	69,166	66,930	0	15,072	151,168
Ms. Moore	65,000	66,930	0	1,572	133,502
Mr. Pressler	64,166	66,930	0	72	131,168
Mr. Rodkin	60,000	66,930	0	72	127,002
Dr. Stern	60,000	66,930	616	5,972	133,518
Mr. Weinbach	70,000	66,930	6,021	15,072	158,023

(1)	At fiscal year end, each non-management director held the following aggregate number of stock awards, restricted stock units and option awards: Mr. Cornwell, 9,563 shares of restricted stock, 2,595 restricted stock units, and options to purchase 27,000 shares; Mr. Fogarty, 20,407 shares of restricted stock, 2,595 restricted stock units, and options to purchase 56,000 shares; Ms. Hailey held no stock awards, restricted stock units or option awards; Mr. Hassan, 13,079 shares of restricted stock, 2,595 restricted stock units, and options to purchase 56,000 shares; Ms. Lagomasino, 10,819 shares of restricted stock, 2,595 restricted stock units, and options to purchase 44,000 shares; Ms. Moore, 25,623 shares of restricted stock, 2,595 restricted stock units, and options to purchase 56,000 shares; Mr. Pressler, 6,635 shares of restricted stock, 2,595 restricted stock units, and options to purchase 8,000 shares; Mr. Rodkin, 2,519 shares of restricted stock, 2,595 restricted stock units, and no options; Dr. Stern, 15,999 shares of restricted stock, 2,595 restricted stock units, and options to purchase 16,000 shares; and Mr. Weinbach, 13,079 shares of restricted stock, 2,595 restricted stock units, and options to purchase 40,000 shares.

On May 1, 2008, each non-management director then continuing as a member of the Board received an annual grant of time-based restricted stock units. The grant date fair value of such award to each non-management director was $99,985.

Stock awards are calculated in the same manner as for the expense of these awards that is recognized in our consolidated financial statements under Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (SFAS 123R). The fair value of restricted stock units was determined based on the closing price of our common stock on the date of grant.

(2)	Our non-management directors do not participate in any of our pension plans and, therefore, no change in pension value is reported. Nonqualified Deferred Compensation Earnings reported in the table above are the earnings on the deferred compensation balances invested in the cash account under the Board of Directors of Avon Products, Inc. Deferred Compensation Plan for 2008 for each non-management director that exceed 120% of the applicable federal long-term interest rate (AFR) published by the Treasury Department at the time the interest rate was set. Dividend equivalents on deferred compensation amounts are not reported in this column as they are not earned at a rate higher than dividends actually paid on our common stock.

(3)

This column includes payments of life insurance premiums and matches made pursuant to the Avon Foundation Matching Gift Program. Non-management directors are eligible to participate in the Avon Foundation’s U.S. Associate Matching Gift Program on the same terms as Avon Products, Inc. employees. Under this program, the Avon Foundation will match a non-management director’s contribution to a charitable organization up to $15,000 per year. For Ms. Lagomasino and Mr. Weinbach, this column includes the following amounts in excess of $10,000: $15,000 each, respectively, in match.

Directors who are officers or employees of us or any of our subsidiaries receive no remuneration for services as a director. In 2008, each non-management director was entitled to an annual retainer of $150,000, consisting of $50,000 in cash plus an annual grant of restricted stock units having a market value as of the date of grant of approximately $100,000 based on the closing price of our common stock on the date of grant. All restricted stock units so granted to a non-management director vest on the first anniversary of the date of grant, provided that such non-management director continues as a member of the Board of Directors for the entirety of such one-year period. A non-management director is immediately entitled to regular dividend equivalent payments on the restricted stock units but does not have the right to vote on any restricted stock units until settlement.

Equity grants to our non-management directors are made immediately after the Annual Meeting. The date of grant is not scheduled based on the release of material non-public information and we do not time the release of non-public information for the purpose of affecting the value of these equity awards.

In addition to the annual retainer, each non-management director receives a retainer of $10,000 for membership on the Audit Committee and $5,000 for membership on each other Committee of the Board of Directors on which he or she serves. Non-management directors appointed to chair a Committee are paid an additional fee of $10,000 for the Audit Committee and $5,000 for all other Committees. From time to time we provide directors with complimentary Avon products, such as samples of new product launches.

Pursuant to the Board of Directors of Avon Products, Inc. Deferred Compensation Plan, non-management directors are permitted by individual election to defer all or a portion of their cash fees. Each participant under the Plan may elect to defer amounts to a stock account or cash account. The amounts deferred into the stock account increase or decrease in value proportionately with the price of our common stock. The amounts deferred into the cash account, inclusive of accumulated interest, earn interest equal to the prime rate.

In September 2001, the Board of Directors adopted a stock ownership guideline providing that non-management directors should own shares of our common stock having a value equal to or greater than $350,000 for directors within five years or, in the case of new directors, within five years from the date of their election to the Board. All directors were in compliance with this policy for 2008.

The Nominating and Corporate Governance Committee is responsible for periodically reviewing and making recommendations to the full Board regarding the compensation of non-management directors. In setting this compensation, the Committee considers the form and amount of compensation necessary to attract and retain individuals who are qualified to serve on the Board and to align the interests of the directors with those of the shareholders. The Committee also considers the impact on the perceived independence of the directors of compensation in excess of customary amounts and of indirect compensation, such as charitable contributions to organizations with which a director is affiliated. The Committee considers the non-management director compensation practices of other companies to assist it in the development of the compensation program and practices for our non-management directors. Our General Counsel, Chief Executive Officer and/or outside consultant, as appropriate, also support the Committee in reviewing competitive pay practices and pay levels of the non-management directors.

AUDIT COMMITTEE REPORT

The Company has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Audit Committee is composed of five directors whom the Board of Directors has determined meet the independence and financial literacy and expertise standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and our Corporate Governance Guidelines. The Board has also determined that Lawrence A. Weinbach, the Committee’s Chair, and V. Ann Hailey, are each qualified to be an “Audit Committee Financial Expert,” under the rules of the Securities and Exchange Commission.

The basic function of the Audit Committee is oversight of the integrity of the Company’s financial statements, controls and disclosures, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent accountants and the performance of the Company’s internal audit function and its independent accountants. A copy of the charter of the Audit Committee, which describes this and other responsibilities of the Committee is available on the Company’s investor website (www.avoninvestor.com). The Company’s management has responsibility for the financial statements and the reporting process, including maintaining effective disclosure controls and procedures. The Company’s management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), is responsible for auditing the financial statements prepared by management and providing their opinions, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and as to the effectiveness of the Company’s internal control over financial reporting. PwC’s responsibility is also to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements and whether effective internal control over financial reporting was maintained in all material respects. It is not the duty of the Audit Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

In this context, the Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2008, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting. The Committee has also discussed with management and PwC the matters required to be discussed by the rules of the New York Stock Exchange, the Securities and Exchange Commission and the charter of the Audit Committee. The Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Committee concerning independence, and has discussed with PwC its independence, including any relationships that may impact their objectivity and independence.

Based upon the review and discussions described in this report, the members of the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K for 2008 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Lawrence A. Weinbach, Chair

W. Don Cornwell

Edward T. Fogarty

V. Ann Hailey

Paul S. Pressler

March 4, 2009

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unless otherwise directed by the shareholders, proxies will be voted for ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP (PwC), as independent registered public accounting firm for the year 2009. PwC began auditing our accounts in 1989. If the appointment of PwC is not ratified by the shareholders, the Audit Committee will reconsider its appointment. A member of the firm will be present at the Annual Meeting to answer appropriate questions and to make a statement if he desires.

The Audit Committee has established a policy for the pre-approval of all audit and non-audit services by PwC, and the corresponding fees, which (i) strictly disallows any service that would be a prohibited service; (ii) allows audit, audit-related and tax services only if the particular type of service is on the list of types of services that have been pre-approved by the Audit Committee, specific procedures are followed to ensure appropriate management assessment of such service, the proposed fee is within the overall limit set by the Audit Committee for that category of service, and the Audit Committee is informed on a timely basis of each such service; and (iii) allows other services not within any of the foregoing categories only if each such service and the corresponding fee is approved in advance by the Audit Committee or by one or more members of the Audit Committee with subsequent approval by the Audit Committee.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by the principal accountant, PwC, as of and for the fiscal years ended December 31, 2008 and December 31, 2007, respectively, are set forth below.

	2008	2007
	(in millions)
Audit Fees	$7.3	$7.7
Audit-Related Fees	0.1	0.1
Tax Fees	0.1	0.5
All Other Fees	0.0	0.0
Total	$7.5	$8.3

Audit Fees

These amounts represent the aggregate fees for professional services rendered by PwC for the audit of our annual financial statements for the fiscal years ended December 31, 2008 and December 31, 2007, the review of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, services related to statutory and regulatory filings and engagements for such fiscal years.

Audit-Related Fees

These amounts represent the aggregate fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. For fiscal year 2008, the amount represents fees for audits of domestic and international benefit plans and of charitable foundations. For fiscal year 2007, the amount represents fees for audits of domestic and international benefit plans and of charitable foundations and consultations concerning financial accounting and reporting standards.

Tax Fees

These amounts represent the aggregate fees for tax services rendered by PwC in each of the last two fiscal years, including expatriate tax services, advice regarding tax implications of certain transactions or projects, domestic and international tax planning, and tax compliance.

All Other Fees

All other fees in the last two fiscal years were less than $50,000. These amounts represent the aggregate fees for other services rendered by PwC not included in any of the foregoing categories. For fiscal year 2008, the amount represents fees for subscriptions to online accounting reference material. For fiscal year 2007, the amount represents fees for certifications and other reviews of information required by local regulations outside of the United States or by contracts to which we are a party, official transmissions of financial information to government authorities outside of the United States, and subscriptions to online accounting reference material.

The Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year 2009.

PROPOSAL 3—RESOLUTION REQUESTING NANOMATERIAL REPORT

The Company is informed that Calvert Asset Management Company, Inc., together with Domini Social Investments, Mercy Investment Program, Sisters of Mercy Regional Community of Detroit Charitable Trust, and the As You Sow Foundation, whose respective addresses and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intend to introduce at the Annual Meeting the following resolution:

Product Safety Report

Whereas:

The scientific community has raised serious questions about the safety of nanomaterials. The term “nanomaterials” refers to operative particles smaller than 300 nanometers (nm). A nanometer measures one-billionth of a meter—by comparison a human hair is 100,000 nm across. Nanomaterials possess novel qualities (such as shape, size, chemical reactivity) that have the potential to make them especially dangerous.

Our company has disclosed that some of its sunscreen and other products contain nanoparticles of titanium dioxide and zinc oxide. Although these nanomaterials may confer some additional sunscreen protection to consumers, their safety to consumers and the environment remains uncertain.

The ability of nanoparticles to be absorbed through broken or damaged skin remains insufficiently understood, but scientific evidence is mounting that at least some penetration is very likely. The European Commission’s Scientific Committee on Consumer Products released a report in February of 2008 indicating that new testing methodologies for nanotechnology in cosmetics are “urgently” needed. The Commission also singled out “nano” sunscreens as having inadequate safety testing. In addition, laboratory studies report that many types of nanoparticles interfere with normal cellular function and cause oxidative damage and cell death.

We are especially concerned that some consumer products that incorporate nanomaterials are likely to be used by children and pregnant or nursing women. Moreover, personal care products are often inadvertently ingested or formulated with penetration enhancers that may increase the delivery of chemicals to the bloodstream.

In addition, nanomaterials used in cosmetics, anti-aging skin creams and sunscreens have been reported in laboratory studies to be more toxic to aquatic life than their normal-scale counterparts under identical test conditions.

Given recent scientific findings, proponents believe companies that use nanomaterials in consumer products may face significant financial, liability and reputational risks.

Proponents believe nanomaterials are sold to the public at large without adequate testing to ensure safety, and often without any notice or warning of their presence or potential hazard, placing manufacturers in potential peril. Proponents also believe that tort claims, especially strict liability defective product claims, are most likely to emerge following exposure to nanomaterials used in consumer products, where the greatest numbers of people are likely to experience the largest degree of exposure.

Proponents believe that the best way to protect the public and to prevent unnecessary litigation-related financial losses may be to avoid producing products with nanomaterials unless they have been subject to robust evaluation for human health and environmental safety, and to label all products that contain nanomaterials.

Resolved: Shareholders request that the Board publish a report to shareholders on Avon’s policies on nanomaterial product safety, at reasonable expense and omitting proprietary information, by November 1, 2009. This report should identify Avon product categories that currently contain nanomaterials, and discuss any new initiatives or actions, aside from regulatory compliance, that management is taking to respond to this public policy challenge.

Supporting statement: Proponents believe the report should include activities such as labeling, consumer education and options for selection of materials.

Board of Director Statement on Proposal 3:

Avon uses a limited number of ingredients characterized as nanomaterials, each with an average particle size of less than 100 nanometers. Although the proponents refer to nanomaterials as particles smaller than 300 nanometers, Avon follows the definition used by numerous national and international scientific organizations and adopted in the July 2007 Report of the U.S. Food and Drug Administration Nanotechnology Task Force.

Each of these ingredients is composed primarily of either titanium dioxide or zinc oxide (the surface of some are treated with inert coating materials). Nanoparticle titanium dioxide and zinc oxide are used in a wide range of cosmetic products to provide protection against the ultraviolet (UV) rays of the sun. Their advantage over larger sized particles of titanium oxide and zinc oxide is that they are both more transparent and more efficiently absorb UV-radiation. These properties result in improved protection against UV-induced damage and better consumer acceptance.

We believe that the safety of titanium dioxide and zinc oxide has long been established. Both are specifically approved as sunscreen active ingredients by the U.S. Food and Drug Administration (“FDA”). The July 2007 Report of the FDA Nanotechnology Task Force stated that “[C]urrent science does not support a finding that classes of products with nanoscale materials necessarily present greater safety concerns than classes of products without nanoscale materials” and the Task Force therefore determined not to recommend labeling of products containing nanoscale materials.

The safety of each of the ingredients characterized as nanomaterials currently used by Avon was individually and fully evaluated by our scientists before being permitted for use in cosmetic products. Our evaluation included a specific assessment of the potential for nano-sized particles of these materials to be absorbed through the skin (several scientific studies have demonstrated that nano-sized titanium dioxide and zinc oxide do not penetrate the skin). In the opinion of Avon’s scientists (toxicologists and other safety professionals), each of these materials can be safely used in cosmetic products.

Therefore, the Board believes that the preparation and publication of a report on this subject by November 1, 2009 as required by the proposal, is unnecessary, would not provide material information to shareholders and would unnecessarily divert the Company’s resources without benefit to them. This proposal was defeated at last year’s Annual Meeting.

The Board of Directors recommends that you vote AGAINST Proposal 3.

SOLICITING MATERIAL

The Compensation Committee Report and the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934 or to the liabilities of Section 18 thereof. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

SOLICITATION OF PROXIES

We are making this solicitation of proxies on behalf of our Board of Directors and will pay the solicitation costs. Our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, we have retained Morrow & Co., LLC at a fee estimated to be approximately $17,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

If you are a shareholder and you wish to bring an item of business before the 2010 Annual Meeting, you must notify our Secretary in writing, at the address set forth in the Notice of Annual Meeting of Shareholders, between January 7, 2010, and February 6, 2010. If you wish to have a proposal included in our Proxy Statement and proxy card for the 2010 Annual Meeting, your proposal must be received by our Secretary on or before November 27, 2009. Your notice must pertain to a proper matter for shareholder action and must comply with our By-Laws and with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A copy of the By-Law procedure is available upon written request to our Secretary.

If you make a written request to the Investor Relations Department (Attention: Renee Johansen) at Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105 (telephone number 212-282-5623), we will provide without charge a copy of our Annual Report on Form 10-K for 2008, as filed with the Securities and Exchange Commission. Our Annual Report on Form 10-K for 2008 is also available without charge on our investor website (www.avoninvestor.com).

By Order of the Board of Directors

Kim K. W. Rucker

Senior Vice President, General Counsel

and Corporate Secretary

March 27, 2009

New York, New York

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Call Toll-Free 1-800-607-0088

Appendix A

AVON PRODUCTS, INC.

AUDIT COMMITTEE CHARTER

Revised as of February 5, 2009

Purposes

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee (1) the integrity of the Company’s financial statements, controls and disclosure; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent accountants; and (4) the performance of the Company’s internal audit function and its independent accountants. The Audit Committee shall also prepare the annual Audit Committee report required by the rules and regulations of the Securities and Exchange Commission (“S.E.C.”) to be included in the Company’s annual proxy statement.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its purposes and responsibilities. It has at all times direct access to the independent accountants and to any officer or employee of the Company. The Committee also has the authority and responsibility to engage outside legal, accounting and other advisors, as it deems appropriate. Funding for any such outside advisors, for the compensation for any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and for the ordinary administrative expenses of the Committee shall be determined by the Committee and paid by the Company.

Committee Membership

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to meet the independence and financial literacy requirements of the Sarbanes-Oxley Act of 2002, the S.E.C. and the New York Stock Exchange, and each of whom also meets the qualifications for membership set forth in the Company’s Corporate Governance Guidelines. Additionally, at least one member of the Committee shall qualify as a financial expert as defined by the Sarbanes-Oxley Act of 2002 and the S.E.C. None of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

Committee Structure and Operations

The Committee shall hold four regular meetings per year, plus additional meetings to review the Company’s quarterly results and quarterly reports on Form 10-Q, and such further meetings as circumstances dictate.

The Audit Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken, including with respect to pre-approving an audit service or a non-audit service or the fees corresponding thereto, shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall meet periodically in executive session, including separate executive sessions with the Company’s management, the independent accountants and the Company’s internal audit staff.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this Charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Committee Responsibilities

In performing its oversight responsibilities, the Committee shall:

Financial Statements and Disclosure

1.	Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of, and overall compliance with, accounting and financial reporting requirements, principles, policies and procedures, and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

2.	Meet to review and discuss with management and the independent accountants the Company’s annual audited financial statements and other financial information, including review of the Company’s specific disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

3.	Meet to review and discuss with management and the independent accountants the Company’s financial statements and other financial information, including review of the Company’s specific disclosures under MD&A, to be included in the Company’s quarterly reports on Form 10-Q and the results of the review by the independent accountants of the quarterly financial statements.

4.	Discuss generally with management the types of information to be disclosed in the Company’s earnings press releases (including any use of pro forma information) and the type of presentation to be made of that information.

5.	Discuss generally with management the nature of financial information and earnings guidance provided to securities analysts and to credit rating agencies.

6.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, review and discuss the following items from the independent accountants: (i) critical accounting policies and practices, (ii) alternative disclosures and treatments within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants, and (iii) other material written communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences.

7.	Prior to the filing of the annual report on Form 10-K, review with the independent accountants the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 (relating to the conduct of the audit and the application of significant accounting policies and estimates), SAS No. 89 (relating to audit adjustments) and SAS No. 90 (relating to the quality, not just the acceptability, of the Company’s accounting principles and estimates).

8.	Review the results of each audit or review performed by the independent accountants, including any material comments and recommendations on internal controls or accounting matters by the Company’s independent accountants, any audit problems or difficulties encountered during the course of their audit work (including any restrictions on the scope of the independent accountants’ activities or on access to requested information, and any significant disagreements with management), and the Company’s responses thereto, and review any analyses prepared by management or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements.

9.	Obtain regularly from the independent accountants a list of all significant issues on which the national office of the independent accountants was consulted by the audit team of the independent accountants.

The Independent Accountants

10.	Be directly responsible for the appointment, compensation, retention and oversight of the work of any accounting firm engaged (including resolution of disagreements between management and the accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, each of which accounting firms shall report directly to the Committee.

11.	Obtain and review, at least annually, a report by the independent accountants describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent accountants and the Company. This evaluation by the Committee of the independent accountants’ qualifications, performance and independence shall include the review and evaluation of the lead audit partner and other senior members of the independent accountant engagement team. The Committee shall also consider from time to time whether there should be regular rotation of the audit firm. The Committee shall present its conclusions with respect to the independent accountants to the Board of Directors.

12.	Exercise sole authority to approve in advance all audit services and all corresponding fees and terms, in accordance with procedures established by the Committee in respect of such approvals.

13.	Exercise sole authority to approve in advance all non-audit services to be provided by the Company’s independent accountants that are permitted under applicable law and regulation, and all corresponding fees and terms, in accordance with procedures established by the Committee in respect of such approvals. In exercising this authority, the Committee shall consider whether the provision by the independent accountants of non-audit services to the Company is compatible with maintaining the independence of such accountants.

14.	At least once a year, obtain from the independent accountants a formal written letter disclosing all relationships between the independent accountants and the Company (including their respective related entities) that might bear on the independence of the accountants and which confirms that, in the professional judgment of the independent accountants, they are independent of the Company within the meaning of the federal securities laws, and discuss with the independent accountants their independence, consistent with applicable requirements of the Public Company Accounting Oversight Board.

15.	Review, whenever the Committee deems it to be appropriate, the Company’s policy regarding employment by the Company of present and former employees of the independent accountants.

Internal Audit

16.	Review the internal audit plan and any significant internal audit findings and management’s responses thereto.

17.	Review the responsibilities, budget and staffing of the Company’s internal audit function.

Controls, Compliance and Risk Management

18.	Review with management the Company’s compliance with applicable laws and regulations, the violation of which could have a material adverse effect on the Company’s consolidated financial statements.

19.	Review with management and the independent accountants the Company’s disclosure controls and procedures and its internal controls, including any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of any material control deficiencies.

20.	Review with management the Company’s compliance and ethics program and receive reports from management at least annually on such program, including with respect to compliance by the Company’s employees with the Company’s code of conduct.

21.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, ensure that the Chief Executive Officer and the Chief Financial Officer have disclosed to the Committee and the independent accountants, based on the most recent evaluation by those officers, any significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize or report financial data, including identification for the independent accountants of any material weaknesses in the Company’s internal controls, and of any fraud, whether or not material, involving management or other employees who have a significant role in internal controls.

22.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and for anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

23.	Discuss with management on at least an annual basis the Company’s policies with respect to risk assessment and risk management, including the guidelines and policies that govern the process by which the Company’s Chief Executive Officer and senior management assess and manage the Company’s exposure to risk. For example, this discussion should include the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

Reports to the Board of Directors

24.	Report regularly to the Board of Directors, which reports may include, in the Committee’s judgment, any issues that may arise relating to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence of the independent accountants and the performance of the independent accountants and of the internal audit function.

The basic function of the Audit Committee is oversight. The Company’s management is responsible for preparing the Company’s financial statements and its outside independent accountants are responsible for auditing those financial statements. Management is responsible for the fair presentation of the information set forth in such financial statements in conformity with generally accepted accounting principles, and for maintaining effective disclosure controls and procedures and an effective internal control structure. The independent accountants’ responsibility is to provide their opinion, based on their audits, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Avon in conformity with generally accepted accounting principles and to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements. It is not the duty of the Audit Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

Appendix B

AVON PRODUCTS, INC.

COMPENSATION COMMITTEE CHARTER

Revised as of February 5, 2009

Purpose

The Compensation Committee is appointed by the Board of Directors to discharge the responsibilities of the Board of Directors relating to compensation of the Company’s executives. In furtherance of this purpose, the Committee shall have the authority and responsibilities set forth below in this Compensation Committee Charter.

Committee Membership

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of the New York Stock Exchange. Each member of the Committee shall also satisfy the criteria of a non-employee director under Section 16 of the Securities Exchange Act of 1934, as amended, and an outside director for purposes of Section 162(m) of the Internal Revenue Code. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

Committee Structure and Operations

The Committee shall meet at least four times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company.

The Committee may at any time retain such outside advisors, including a compensation consultant, as the Committee deems appropriate to fulfill its responsibilities. The Committee shall exercise the sole authority to retain and terminate such outside advisors, including the sole authority to approve such advisors’ fees and other terms of engagement. Any such compensation consultant retained by the Committee shall be independent, and such independence shall be reviewed on at least an annual basis. A compensation consultant will not be considered independent if the consulting firm provides significant services to the Company apart from work performed for the Committee. Services are considered significant if they are worth in excess of $50,000 (or, if lesser, 1% of the consulting firm’s gross revenues for the most recent fiscal year), and under no circumstances, shall the amount of payments to a consultant be larger for management services than for Committee services.

The Board may assign some or all of the Committee’s responsibilities to another committee, provided that the other committee is composed entirely of independent directors who also satisfy the requirements of Section 16 and Section 162(m) and has a published charter. The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this Charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Committee Responsibilities

The Committee shall have the following responsibilities:

Executive Compensation

1.	Review and establish the Company’s overall executive compensation and benefits philosophy.

2.	In consultation with the other independent members of the Board of Directors, review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer, including annual performance objectives, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and, based on this evaluation, determine and approve the compensation level of the Chief Executive Officer (including salary, bonus, equity and non-equity incentive compensation and other benefits). In determining the long-term incentive component of the compensation of the Chief Executive Officer, consideration should be given to the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s Chief Executive Officer in past years.

3.	Determine and approve the compensation of all senior officers of the Company. For purposes of this Charter, the term “senior officer” means any officer at or above the level of Senior Vice President, any head of a Commercial Business Unit or Global Business Unit, and any Section 16 Officer covered under Rule 16a-1(f) under the Securities Exchange Act of 1934.

4.	Except as otherwise provided in this Charter, approve contracts and transactions with current and former senior officers, including employment contracts, severance arrangements and post-employment consulting arrangements.

5.	Establish and periodically review policies in the area of senior officer perquisites.

Plans

6.	Review, approve and, as appropriate, recommend for approval by the independent Directors or shareholders, all incentive compensation plans and equity-based plans; provided, that the Committee may delegate some or all of its authority relating to the incentive compensation plans to one or more officers of the Company other than with respect to the compensation of senior officers.

7.	Approve all grants of stock options, restricted stock units or any other form of stock incentive award or other securities-based compensation, including such awards under the Company’s Year 2005 Stock Incentive Plan or any successor plan(s), determine the terms and conditions of such awards, and carry out the administrative responsibilities given to the Committee in such plan(s); provided that the Committee may delegate some or all of this authority to one or more directors of the Company other than with respect to the compensation of senior officers.

8.	Approve the adoption or amendment of other employee benefit plans, including:

(i)	Any non-qualified employee benefit plan or any related trust agreement;

(ii)	Any tax-qualified employee retirement plan or related trust agreement;

(iii)	Any employee welfare benefit plan; and

(iv)	The appointment of the administrators of such plans;

provided that the Committee may delegate some or all of this authority to one or more officers of the Company.

SEC Filings

9.	Review and discuss with management the Compensation Discussion and Analysis to be included in the Company’s filings with the Securities and Exchange Commission and, based on the review and discussion, report in the filings whether the Committee recommended to the Board that the Compensation Discussion and Analysis be included therein.

Reports to the Board

10.	Report regularly to the Board (i) following meetings of the Committee and (ii) with respect to such other matters or recommendations as the Committee deems appropriate in carrying out its duties.

Appendix C

AVON PRODUCTS, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Revised as of February 5, 2009

Purpose

The Nominating and Corporate Governance Committee is appointed by the Board of Directors to (1) identify individuals qualified to become Board members, consistent with criteria approved by the Board; (2) recommend to the Board the candidates for directorships to be filled by the Board and the director nominees to be proposed for election at the annual meeting of shareholders; (3) develop and recommend to the Board a set of corporate governance principles applicable to the Company; (4) monitor developments in corporate governance and make recommendations to the Board regarding changes in governance policies and practices; (5) review the Company’s management succession plans and oversee the evaluation of management; and (6) oversee the evaluation of the Board, including conducting an annual evaluation of the performance of the Board and Board committees.

Committee Membership

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board to be “independent” under the rules of the New York Stock Exchange. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

Committee Structure and Operations

The Committee shall meet at least three times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company. The Committee may at any time retain such outside advisors as the Committee deems appropriate to fulfill its responsibilities.

The Board may assign some or all of the Committee’s responsibilities to another committee, provided that the committee is composed entirely of independent directors and has a published charter. The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any actions taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this Charter and recommend to the Board any changes to the Charter deemed advisable by the Committee.

Committee Responsibilities

In performing its responsibilities, the Committee shall:

1.	Review and recommend to the Board policies regarding the size and composition of the Board, qualifications and criteria for Board membership, and the compensation of non-employee directors;

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2.	Identify individuals qualified to become Board members and recommend to the Board prospective candidates for Board membership. In identifying candidates for membership on the Board, the Committee shall take into account all factors it considers appropriate, which may include professional experience, knowledge, integrity, independence, diversity of backgrounds and the extent to which the candidate would fill a present need on the Board;

3.	Review and recommend to the Board the slate of director nominees to be proposed for election at annual meetings of shareholders and candidates to fill vacancies on the Board that occur between annual meetings of shareholders;

4.	Review and consider director candidate recommendations by shareholders in accordance with the Company’s Corporate Governance Guidelines;

5.	Review qualifications for Board committee membership, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, as well as any other factors that the Committee deems relevant;

6.	Recommend Board members to serve on committees of the Board and, where appropriate, make recommendations regarding removal of any member of any committee, periodic rotation of directors among the committees and limitations on service on any Board committee;

7.	Review and recommend to the Board whether to accept or reject the resignation submitted by a director receiving a greater number of votes “withheld” from his or her election than votes “for” his or her election in an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), as called for by the Company’s Corporate Governance Guidelines;

8.	Review and recommend to the Board whether to accept or reject the resignation submitted by a director for other reasons as set forth in the Company’s Corporate Governance Guidelines (i.e., age or change in job or other professional responsibilities);

9.	Review the structure and operations of the various Board committees, including their authority to delegate to subcommittees or assign responsibilities to other committees of the Board, and the reporting by the committees to the Board;

10.	Establish procedures for interested persons to contact the lead director or the non-management directors as a group;

11.	Develop and recommend to the Board a set of corporate governance guidelines, keep abreast of developments with regard to corporate governance and review the adequacy of the Company’s corporate governance principles and practices on at least an annual basis;

12.	Review and discuss with management any shareholder proposals;

13.	Make recommendations to the Board, when appropriate, regarding the operations and procedures of the Board, such as meeting schedules and locations, meeting agendas and procedures for delivery of materials in advance of meetings;

14.	On at least an annual basis, review and recommend to the Board actions relating to the Company’s management development and succession planning;

15.	Exercise the sole authority to retain and terminate any search firm or other consultant to be used to assist in identifying candidates to serve as Board members and reviewing the backgrounds and qualifications of candidates, including sole authority to approve any such firm’s or consultant’s fees and other terms of engagement;

16.	Report regularly to the Board (i) following meetings of the Committee and (ii) with respect to such other matters or recommendations as the Committee deems appropriate in carrying out its duties; and

17.	Oversee, at least annually, the evaluation of the performance of the Board and each Board Committee.

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Appendix D

AVON PRODUCTS, INC.

FINANCE COMMITTEE CHARTER

Revised as of February 5, 2009

Purpose

The Finance Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee: (1) the financial management of the Company, including oversight of the Company’s capital structure and financial strategies, investment strategies, banking relationships and funding of the Company’s employee benefit plans; and (2) the deployment and management of capital of the Company, including the oversight of certain of the Company’s key business initiatives.

Committee Membership

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of the New York Stock Exchange. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

Committee Structure and Operations

The Committee shall meet at least four times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company and to the Company’s investment advisors and other advisors. The Committee may at any time retain such outside advisors as the Committee deems appropriate to fulfill its responsibilities.

The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting. The Committee may also allocate some or all of its responsibilities to another committee, provided that the other committee is composed entirely of independent directors and has a published charter.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this Charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Committee Responsibilities

In performing its responsibilities, the Committee shall:

1.	Review with management on a timely basis significant financial matters of the Company and its subsidiaries, including matters relating to the Company’s capitalization, dividend policy and practices, credit ratings, cash flows, borrowing activities, debt management, and investment of surplus funds.

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2.	As part of the foregoing responsibility, the Committee has the authority and responsibility to:

(a)	Review the Company’s annual and long-term financial objectives and related performance goals.

(b)	Review and make recommendations to the Board with respect to:

•	Any offering of the Company’s debt or equity securities, excluding commercial paper and other short-term notes;

•

Any program or plan relating to the purchase or disposal of the Company’s stock, including Treasury shares but excluding the reacquisition of shares in connection with authorized and approved employee benefit plans;

•	Any stock split or reclassification of shares;

•	Any filing of a registration statement;

•	Any dividend declaration; and

•	Any other matters with respect to the capital stock and other securities of the Company.

(c)	Review and approve, or make recommendations to the Board with respect to, financial transactions or other matters as required by the Company’s Delegation of Authority policy, as adopted by the Board of Directors and in effect from time to time, which establishes required authorization levels for all actions by the Company.

3.	Review periodically the deployment and management of the Company’s capital, including certain of the Company’s key business initiatives.

4.	Review periodically acquisitions, divestitures and investments in new businesses.

5.	Review periodically capital expenditures (such as technology, distribution and manufacturing investments) and performance against previously approved budgeted amounts.

6.	Review relationships with the Company’s principal lending institutions and investment advisors.

7.	Review the funding for, and receive reports regarding the asset investment strategy of, the Company’s employee benefit plans.

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Appendix E

AVON PRODUCTS, INC.

CORPORATE GOVERNANCE GUIDELINES

As amended by the Board of Directors on February 5, 2009

I.	Purpose of Guidelines

These corporate governance guidelines are intended to set a proper “tone at the top,” by promoting good corporate citizenship and responsible business practices, and to establish a common set of expectations to assist the Directors in performing their duties in accordance with applicable requirements, and thereby build long-term value for the Company’s shareholders. These guidelines represent the policy of the Company, as adopted by the Board of Directors. The Board will review and, if appropriate, amend these guidelines from time to time.

II.	Responsibilities of the Board of Directors

The Board of Directors is elected by shareholders to oversee management and protect shareholders’ long-term interests in the Company.

Basic responsibilities

The Directors’ most basic responsibility is to exercise their business judgment to act in a manner that they reasonably believe is in the best interest of the Company and its shareholders, and, in discharging this obligation, may rely on members of the Company’s management and on the Company’s outside advisors and auditors. Directors must fulfill their responsibilities consistent with their fiduciary duties to the Company’s shareholders and in compliance with all applicable laws and regulations. Each Director must also comply with all of the Company’s policies, including its Code of Business Conduct and Ethics and the Trading in Avon Securities Policy.

Attendance and Participation

Directors are expected to attend all regularly scheduled Board meetings and meetings of the Board Committees on which they serve, and to use their best efforts to attend any special meetings and annual meetings of shareholders.

Directors are expected to spend the time and effort needed to discharge their responsibilities and to read the materials provided by the Company prior to each Board and Committee meeting and participate actively in each such meeting.

Orientation and Continuing Education

Within three months of being first elected to the Board, a Director is expected to participate in the Company’s orientation program for new Directors. This orientation program involves meetings with senior management to familiarize the Director with the Company’s business model, properties and operations, strategic plans, significant financial and accounting issues, compliance programs and principal officers. Thereafter, management will continue to keep the Directors informed of major business, financial, regulatory and governance trends and issues that may affect the Company’s business. The Company also encourages continuing education for its Directors and will provide reimbursement for reasonable expenses associated therewith.

Annual Self-Assessment

The Board of Directors and the Board Committees, through the Nominating and Corporate Governance Committee, conduct an annual self-assessment to determine whether the Board and its Committees are functioning effectively. Such assessment is based in part on each Director’s written evaluation of the Board as a whole and of each Committee on which he or she serves. The results of the assessment are discussed with the non-management Directors in executive session and with the Chairman and Chief Executive Officer (“CEO”).

III.	Membership on the Board

Size of the Board of Directors

The Company’s Certificate of Incorporation and By-Laws provide that the Board shall consist of a minimum of 10 and a maximum of 20 Directors. Within that range, the Board determines the number of Directors on the Board. The Nominating and Corporate Governance Committee will periodically make recommendations to the Board regarding the appropriate size of the Board, such that the Board maintains its expertise and independence while still being able to function effectively as a body.

Independence of the Members of the Board

A majority of the members of the Board of Directors must be “independent,” as defined from time to time by the listing standards of the New York Stock Exchange and other applicable laws and regulations. The Board will strive to ensure that all non-management Directors are independent. The Board assesses the independence of its members on at least an annual basis.

A Director shall not be independent if:

(1)	(i) the Director is or has been within the last three years an Avon Associate or, in the case of his or her immediate family member, is or has been within the last three years an executive officer of the Company; provided, that employment as interim Chairman, CEO or other executive officer does not disqualify a Director from being independent once that employment ceases; or

(ii) the Director or his or her immediate family member, has received more than $120,000 during any twelve-month period within the three prior years in direct compensation from the Company, excluding: (A) director and committee fees and pension or other forms of deferred compensation for prior service (as long as that compensation is not contingent in any way on continued service); (B) any compensation received for service as an interim Chairman, CEO or other executive officer; and (C) any compensation received by an immediate family member for service as an Associate (other than an executive officer) of the Company; or

(iii) (A) the Director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the Director has an immediate family member who is a current partner of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time; or

(iv) the Director or immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or has served on the compensation committee of that company; or

(2)   the Director is a current employee or an immediate family member is a current executive officer of a company that has made payments to, or has received payments from, the Company for property or services (excluding contributions by the Company to tax-exempt organizations) in an amount which, in any of the last three fiscal years, exceeded the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues.

For purposes of these Corporate Governance Guidelines, “immediate family member” includes a Director’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the Director’s home.

In addition, the Board must affirmatively determine at least annually that the Director does not have a material relationship with the Company, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board will broadly consider all relevant facts and circumstances and will consider this issue not merely from the standpoint of the Director, but also from that of persons or organizations with which the Director has an affiliation. This consideration will include: (1) the nature of the relationship; (2) the significance of the relationship to the Company, the other organization and the individual Director; (3) whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the Director any special benefits; and (4) any commercial, industrial, banking, consulting, legal, accounting, charitable, familial and other relationships; provided, that ownership of a significant amount of the Company’s stock will not, by itself, be a bar to independence. In assessing the independence of Directors and the materiality of any relationship with the Company and the other organization, the Board has determined that a relationship in the ordinary course of business involving the sale, purchase or leasing of property or services will not be deemed material if the amounts involved, on an annual basis, do not exceed the greater of (i) $1,000,000 or (ii) 1% of Avon’s revenues or 1% of the revenues of the other organization involved.

The Company will disclose in its annual proxy statement any contributions it makes to any tax-exempt organization in which an independent Director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1,000,000 or 2% of that tax-exempt organization’s consolidated gross revenues.

Other Qualifications

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding additional qualifications for Board membership. All Directors should possess the highest standards of personal and professional ethics, character and integrity. The Nominating and Corporate Governance Committee also takes into account all other factors it considers appropriate, which may include professional experience, knowledge, diversity of backgrounds and the extent to which the candidate would fill a present or evolving need on the Board.

The Board recommends that, except in unusual circumstances, if a Director is employed full-time by a public company, such Director limit the number of boards on which he or she sits to the boards of two other public companies (in addition to the Company’s Board and that of his or her employer). If the Director is not employed full-time by a public company, the Board recommends that, except in unusual circumstances, he or she sit on the boards of no more than four other public companies (in addition to the Company’s Board). The Nominating and Corporate Governance Committee reviews on a case-by-case basis situations concerning significant involvement by a Director in non-profit or charitable organizations. A Director must notify the Chairman and the Lead Director in advance of accepting an invitation to join another board.

Selection of Directors

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and for making recommendations to the Board regarding: (i) nominees for Board membership to fill vacancies and newly created positions, and (ii) the persons to be nominated by the Board for election at the Company’s annual meeting of shareholders. In making its recommendations, the Nominating and Corporate Governance Committee evaluates each candidate based on the independence and other qualification standards described above. The Board then determines whom to elect to the Board, pending the next annual election by shareholders.

If there is a need for a new Director because of an open position on the Board or because the Board has determined to increase the total number of Directors, the Nominating and Corporate Governance Committee may retain a third-party search firm to locate candidates that meet the needs of the Board at that time.

The Nominating and Corporate Governance Committee does not solicit Director nominations, but will consider Director candidates recommended by shareholders if properly submitted to the Committee. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board of Directors can do so by writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations, as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. Shareholders of record may also nominate candidates for election to the Board by following the procedures set forth in the Company’s By-Laws.

To be eligible to be a nominee for election or reelection as a Director, a person must satisfy the requirements set forth under Section 14, Article III of the By-Laws of the Company with respect to the completion and submission of a questionnaire and representation and agreement.

The By-Laws provide for the annual election of Directors by majority vote of the shareholders (in uncontested elections).

Tenure

In accordance with the Company’s Restated Certificate of Incorporation and By-Laws, Directors serve one-year terms. The Board does not believe in limiting the number of terms that a Director may serve, as term limits could deprive the Company and its shareholders of valuable Director experience and familiarity with the Company and its operations.

Resignation and Retirement

In an uncontested election of Directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any incumbent Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Board of Directors pursuant to Section 13, Article III of the By-Laws of the Company.

If a majority of the members of the Nominating and Corporate Governance Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent Directors who did not receive a greater number of votes “withheld” from their election than votes “for” their election or who were not standing for election.

If a Director’s job or other professional responsibilities changes significantly from the job or responsibilities that the Director held when he or she joined the Board, the Director is expected to offer his or her resignation from the Board to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board whether or not such resignation should be accepted and the Board will decide whether or not to accept such resignation.

Directors are expected to submit their resignation from the Board when they reach the age of 70. The Board has discretion to decide whether or not to accept such resignation. A CEO who retires or leaves the Company is expected to submit simultaneously his or her resignation from the Board and will not be renominated for membership on the Board.

To the extent that one or more Directors’ resignations are accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

IV.	Chairman of the Board

In practice, the positions of CEO and Chairman of the Board are held by the same person, except in unusual circumstances. The Board believes this structure has served the Company well, but will reevaluate this structure from time to time.

V.	Lead Director

The Board shall appoint a lead independent Director (“Lead Director”) whose responsibilities include (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors; (ii) reviewing and approving meeting agendas, meeting schedules and other information, as appropriate; (iii) serving as a liaison between the Chairman and the independent Directors; (iv) having pre- and post-meetings with the Corporate Secretary, as appropriate; (v) having the authority to call meetings of the independent Directors; (vi) if requested by major shareholders, ensuring availability for consultation and direct communication, as appropriate; and (vii) performing such other duties specified by the Board from time to time.

VI.	Board Meetings

Frequency and Scheduling

The Board holds regularly scheduled meetings approximately six times a year. The scheduling of these meetings is determined by the Chairman, in consultation with the Secretary and Lead Director, with input from members of the Board. The Secretary prepares a schedule for such regular meetings on an annual basis and timely notifies the Board of any changes in the schedule.

Strategic Review Meeting

At least once a year, the Board holds an extended meeting during which the Board reviews the Company’s short-term and long-term strategic goals and initiatives and other significant issues that are expected to affect the Company in the future.

Management Development Meeting

At least once a year, the Board holds an off-site meeting to review management development and succession. See “Management Development and Succession Planning” below.

Agendas

The Chairman of the Board and CEO and the Secretary, with input from the Lead Director, establish the agenda for each Board meeting, taking into consideration subjects requested by the Directors. Any Director may suggest items for inclusion on the agenda and may raise at any meeting a subject that is not on the agenda. Certain items pertinent to the oversight and monitoring function of the Board are brought to the Board regularly.

The agenda generally includes an executive session of the non-management Directors, reports of Board Committee activities, a report of management and presentations on one or more business subjects.

Briefing Materials

The Secretary distributes the agenda and, to the extent practical, the associated briefing materials to the Directors approximately one week in advance of each Board meeting, to allow the Directors time to prepare for a meaningful discussion of the items at the meeting.

Attendance of Members of Management; Access to Others

The Chief Financial Officer and General Counsel regularly attend Board and Committee meetings. At the invitation of the Board, on the recommendation of the CEO, other members of management attend Board or Committee meetings or portions thereof to participate in the discussion or to make presentations relating to areas of the Company’s operations for which they are responsible.

Directors have full and direct access to all Avon Associates and the Company’s outside advisors. The Board may also retain its own independent legal, accounting, financial and other advisors, as it deems appropriate, for whom the Company shall pay the fees and expenses.

Executive Sessions

The non-management Directors meet in regularly scheduled executive sessions, as needed, in connection with scheduled Board meetings, without the management Directors or other members of management. If the non-management Directors include a Director who is not independent, the independent non-management Directors will meet at least once a year in executive session.

The Company’s Lead Director presides at all executive sessions of the Board. In the absence of such Director from any executive session, the non-management Directors will choose from amongst themselves one Director to preside at such executive session.

An interested person who wishes to contact either the Lead Director or the non-management Directors as a group may do so by addressing his or her correspondence to either the Lead Director or the non-management Directors, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105. All correspondence addressed to a Director will be forwarded to that Director.

VII.	Board Committees

Standing Committees

The Board of Directors has four standing Committees: Audit; Compensation; Nominating and Corporate Governance; and Finance. The responsibilities of each Committee are set forth in its charter, as established by the Board of Directors, which are available on the Company’s website.

Membership on the Committees

Size of Committees; Qualifications for Membership

Each Committee must consist of at least three Directors. Each member of a Committee must meet the independence standard described above.

The members of the Audit Committee must at all times meet the additional independence and experience requirements applicable to such Committee established by the listing standards of the New York Stock Exchange and other applicable laws and regulations. The Company has a policy prohibiting the members of its Audit Committee from serving on the audit committees of more than two other public companies, in addition to the Company’s Audit Committee.

Selection of Committee Members

The Nominating and Corporate Governance Committee periodically makes recommendations to the Board regarding Committee membership assignments. In making such recommendations, the Nominating and Corporate Governance Committee considers the independence and other requirements, as well as the mix of skills and experience needed for each Committee. The Board rotates Committee membership periodically and generally rotates the Chairmen of the Committees approximately every five years, although it retains discretion to make exceptions to this practice in appropriate circumstances.

Generally, each Director is expected to serve on two Committees. Due to the significant demands on their time, however: (i) Directors may not serve simultaneously as a member of the Audit and Compensation Committees; (ii) neither the Chairman of the Audit Committee nor the Chairman of the Compensation Committee may serve as the Chairman of any other Board Committee; and (iii) the Chairman of the Audit Committee is not expected to serve as a member of any other Committee.

Meetings of Committees

The Chairman of a Committee, in consultation with senior management, determines the frequency, scheduling and agendas of Committee meetings. Committee members may suggest items for inclusion on the agenda and may raise at any meeting a subject that is not on the agenda. The Secretary for each Committee distributes the agenda and, to the extent practical, the associated briefing materials to the Committee members approximately one week in advance of each Committee meeting, to allow the Committee members time to prepare for a meaningful discussion of the items at the meeting.

The Chairman of each Committee ensures that sufficient time is allotted for each Committee meeting to ensure that the agenda is covered in its entirety. Meetings of the Audit Committee that are scheduled in conjunction with Board meetings are typically held on the day before the Board meeting to ensure that there is sufficient time for discussion of all pertinent issues.

The Board Committees meet in executive session from time to time, as needed.

Access of and to Committees

Each Committee has full and direct access to all Avon Associates and the Company’s outside advisors, and has the authority to retain its own independent legal, accounting, financial and other advisors, as such Committee deems appropriate, for whom the Company shall pay the fees and expenses.

Any Associate who has a complaint or other concern involving accounting, auditing or other financial matters relating to the Company has direct access to the Audit Committee, in accordance with the Company’s Code of Business Conduct and Ethics and the procedures set forth therein.

VIII.	Director Compensation, Stock Ownership Guideline and Indemnification

Director Compensation

The Nominating and Corporate Governance Committee is responsible for periodically reviewing and making recommendations to the full Board regarding the compensation of non-management Directors. In setting this compensation, the Nominating and Corporate Governance Committee considers the form and amount of compensation necessary to attract and retain individuals who are qualified to serve on the Board and to align the interests of the Directors with those of the shareholders. The Committee also considers the impact on the perceived independence of the Directors of compensation in excess of customary amounts and of indirect compensation, such as consulting contracts and charitable contributions to organizations with which a Director is affiliated.

Directors who are employed by the Company or any subsidiary of the Company receive no remuneration for their services as a Director. The Company maintains a Compensation Plan for Non-Employee Directors, which currently provides that each non-management Director receives an annual retainer consisting of cash and an annual grant of restricted stock units. In addition to the annual retainer, each non-management Director receives a retainer for service on each Board Committee of which he or she is a member and an additional fee if he or she serves as Chairman of a Board Committee.

Director Stock Ownership Guideline

The Board has adopted a stock ownership guideline for non-management Directors requiring them to own common stock of the Company having a value equal to or greater than $350,000. Directors have five years from the September 2001 adoption of the guideline to achieve the required ownership level, or five years from the date of their election to the Board, if later. Shares of stock owned of record or beneficially by the Directors (including shares owned by members of their immediate families), shares of restricted stock and restricted stock units are counted toward satisfaction of this ownership guideline; vested and unvested stock options do not count toward the stock ownership guideline.

Director Indemnification

The Directors are entitled to the benefits of indemnification to the fullest extent permitted by law, the Company’s Certificate of Incorporation and By-Laws. It is expected that the Company will maintain reasonable directors’ and officers’ liability insurance for the benefit of the Directors.

IX.	Management Development and Succession Planning

The Nominating and Corporate Governance Committee is responsible, on at least an annual basis, for reviewing and recommending to the Board actions relating to management development and succession planning. The CEO meets with the Board at least annually to discuss CEO succession plans and to identify high potential candidates for other senior management positions. The Company also strives to have in place at all times succession plans for the top management positions in the Company. These plans may include the development of high-potential associates for additional responsibilities or seeking new talent and skills from sources outside the Company.

The independent Directors of the Board are responsible for establishing and thereafter periodically reviewing the policies and principles for the selection and performance review of the Company’s CEO as well as the policies regarding CEO succession in the event of an emergency or the retirement of the CEO. Each year, the independent Directors evaluate the CEO’s performance and discuss the results of this evaluation in executive session. The results of this evaluation are taken into account in determining compensation of the CEO. The Lead Director, on behalf of the independent Directors, conducts a formal performance review with the CEO.

Annual Meeting Admission Ticket
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DESIGNATION (IF ANY)
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		Electronic Voting Instructions
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A	Proposals
The Board of Directors recommends a vote FOR the listed nominees.

1.	Election of Directors:	01 - W. Don Cornwell	02 - Edward T. Fogarty	03 - V. Ann Hailey	04 - Fred Hassan	05 - Andrea Jung	+
		06 - Maria Elena Lagomasino	07 - Ann S. Moore	08 - Paul S. Pressler	09 - Gary M. Rodkin	10 - Paula Stern
11 - Lawrence A. Weinbach

        ☐  Mark here to vote FOR all nominees            ☐  Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10	11
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.
		For	Against	Abstain
2.	Ratification of the appointment of independent registered public accounting firm	☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposal 3.
		For	Against	Abstain
3.	Resolution regarding nanomaterial report	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.		Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Avon’s Proxy Statement dated March 27, 2009.

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■ <STOCK#> 010D8D	C 1234567890 JNT 1 U P X 0 2 1 0 1 0 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Admission Ticket

(If you plan to attend the Annual Meeting,

bring this Admission Ticket with you)

Avon Products, Inc. Annual Meeting of Shareholders

Thursday, May 7, 2009 at 10:00 A.M.,

Lila Acheson Wallace Auditorium

Asia Society and Museum

725 Park Avenue at 70th Street

New York, New York 10021

For transportation directions, please go to:

http://www.avoncompany.com/investor/annualmeeting/directions.pdf

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Avon Products, Inc.

Proxy Card Solicited on Behalf of the Board of Directors

Voting Instruction Card to J.P. Morgan Chase Bank, Trustee

And Fidelity Management Trust Company, Trustee

The undersigned hereby appoints Charles W. Cramb and Kim K. W. Rucker, and each of them, proxies, with full power of substitution and resubstitution, to vote and act with respect to all shares of the Company’s Common Stock (the “Shares”) owned of record by the undersigned and which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 7, 2009, and at any adjournment or postponement thereof, as instructed on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides instructions to J.P. Morgan Chase Bank, Trustee, and Fidelity Management Trust Company, Trustee, to vote Shares allocated, respectively, to accounts the undersigned may have under the Avon Personal Savings Account Plan or the Avon Puerto Rico Associates’ Savings Plan, and which are entitled to be voted at the aforesaid Annual Meeting and at any adjournment or postponement thereof, as specified on the reverse side of this card. Unless your card is received by May 1, 2009, and unless you have specified your instructions, your Shares cannot be voted by the Trustees.

IF NO INSTRUCTIONS ARE SPECIFIED ON THE REVERSE SIDE OF THIS CARD:

•

All Shares owned of record by the undersigned will be voted FOR the election of nominees proposed for election as directors (Proposal 1), FOR the ratification of the Company’s independent registered public accounting firm for 2009 (Proposal 2) and all such Shares will be voted AGAINST Proposal 3.

•	All Shares allocated under the Avon Personal Savings Account Plan and the Avon Puerto Rico Associates’ Savings Plan WILL NOT BE VOTED.